United Realty Trust Incorporated 10-Q

Exhibit 10.16

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”), OR THE SECURITIES LAWS OF THE VARIOUS STATES (“STATE LAW”). THEY HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE FEDERAL ACT AND STATE LAW AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED BY THE HOLDERS THEREOF AT ANY TIME IN ACCORDANCE WITH THIS LIMITED LIABILITY COMPANY AGREEMENT, AS IT MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

UNITED 945 82ND PARKWAY FEE, LLC

a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UNITED 945 82ND PARKWAY FEE, LLC, a Delaware limited liability company (as amended from time to time, this “Agreement”) dated effective as of May 21, 2014 (the “Effective Date”) is entered into by and among ARBOR- Myrtle Beach PE LLC, a Delaware limited liability company, in its capacity as a member of the Company (“Preferred Member”, which term includes any Person admitted as an additional or substitute Preferred Member pursuant to the provisions of this Agreement, each in its capacity as a member of the Company), and UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, in its capacity as a member of the Company (“Sponsor Member”, which term includes any Person admitted as an additional or substitute Sponsor Member pursuant to the provisions of this Agreement, each in its capacity as a member of the Company) and BARRY FUNT, as the “Special Member”. Preferred Member and Sponsor Member are collectively referred to as “Members.”

WHEREAS, Sponsor Member entered into a Limited Liability Company Agreement, dated as of January 27, 2014, (the “Original Operating Agreement”), to define formally and express the terms of the Company; and

WHEREAS, Sponsor Member and Preferred Member desire to amend and restate the Original Operating Agreement in its entirety to admit the Preferred Member as a member of the Company and to define formally and express the terms of the Company and the rights and obligations of the Members with respect thereto. Except as otherwise stated in this Agreement, the terms defined in attached Exhibit B have the respective meanings set forth therein for purposes of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the undersigned Members, intending to be legally bound, agree as follows:

Article 1

THE COMPANY

1.1          Formation of Company. Pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) the Members have formed a limited liability company under the laws of the State of Delaware by filing of the Certificate of Formation with the Department of State of the State of Delaware on January 27, 2014. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Manager or Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. Mimi Sanik, as “authorized person” within the meaning of the Act, has executed, delivered, and caused to be filed with the Department of State of the State of Delaware the Certificate of Formation of the Company, which act is ratified, approved and confirmed, and immediately after which act the Manager shall be the sole “authorized person” within the meaning of the Act.

1.2          Name of Company. The name of the Company is “UNITED 945 82ND PARKWAY FEE, LLC”. The business of the Company shall be conducted under that name and/or upon compliance with applicable laws under any other name(s) as the Manager may from time to time deem appropriate with the written consent of Preferred Member. The Manager is authorized to make all appropriate filings on behalf of the Company to enable the Company to conduct business under an assumed name, and to secure the Company’s proprietary rights to such an assumed name.

1.3          Purpose of Company. Subject to Section 1.8 hereof, the sole business of the Company is to engage in the following activities and exercise the following powers:

(a)          To own, hold for investment, encumber, lease, develop, improve, construct, operate, manage, finance, and dispose of the property known as 945 82nd Parkway, Myrtle Beach, South Carolina (the “Property”); and

(b)          To engage in all such activities as are related to or incidental to the foregoing, including, without limitation, exercising all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes set forth in this Section 1.3.

1.4          Principal Place of Business; Registered Office, Agent. The principal place of business of the Company shall be at 60 Broad Street, 34th Floor, New York, NY 10004. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be located at 1811 Silverside Road, Wilmington, Delaware 19810, or such other office (which need not be a place of business of the Company). The name and address of the registered agent of the Company shall be Vcorp Services, LLC, 1811 Silverside Road, Wilmington, Delaware 19810. The registered office and registered agent may be changed by the Manager with the written approval of Preferred Member.

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1.5          Term. The Company’s existence as a separate legal entity commenced on January 27, 2014, and shall continue until the Company’s termination in accordance with Section 9.6.

1.6          Title to Company Property. All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s Interest shall be personal property for all purposes.

1.7          Mortgage Loan. The Members ratify and approve the mortgage financing for the Property from Starwood Mortgage Capital LLC (“Mortgage Lender“) consisting of a mortgage loan in the original principal amount of $10,300,000 (“Mortgage Loan”), pursuant to those certain documents to be entered into by the Company in connection with the Mortgage Loan identified on Schedule 1 (collectively, the “Mortgage Loan Documents").

1.8          SPE Provisions. For so long as the Mortgage Loan remain outstanding, the Company:

(a) (i)      will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into the Mortgage Loan Documents with Mortgage Lender, refinancing the Property in connection with a permitted repayment of the Mortgage Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii)  will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(b)          will not engage in any business other than the ownership, management and operation of the Property and Company will conduct and operate its business as presently conducted and operated.

(c)          will not enter into any contract or agreement with any Affiliate of Company, any constituent party of Company or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)          will not incur any indebtedness other than (i) the Mortgage Loan, and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Mortgage Loan at any one time; provided that any indebtedness incurred pursuant to subclause (ii) shall be (A) outstanding not more than sixty (60) days, and (B) incurred in the ordinary course of business (the indebtedness described in the foregoing clauses (i) and (ii) is referred to herein, collectively, as “Permitted Indebtedness”). No Indebtedness other than the Mortgage Loan may be secured (senior, subordinate or pari passu) by the Property.

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(e)          will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)          will remain solvent and Company and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent of available cash flow; provided further that nothing contained herein shall be deemed to require any Member to make any additional Capital Contribution to the Company.

(g)          will do all things necessary to observe organizational formalities and preserve its existence, and Company will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Mortgage Lender has consented and (B) following a securitization of the Mortgage Loan, the applicable rating agencies have issued a rating agency confirmation in connection therewith, amend, modify or otherwise change this Agreement or its Certificate of Formation.

(h)          will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Company’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Company’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Company and such Affiliates and to indicate that Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Company’s own separate balance sheet. Company will file its own tax returns (to the extent Company is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. Company shall maintain its books, records, resolutions and agreements as official records.

(i)          will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Company or any constituent party of Company), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)          intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations to the extent of available cash flow from the operations of the Property and provided further that nothing contained herein shall be deemed to require any Member to make any additional Capital Contribution to the Company.

(k)          nor any constituent party of Company will seek or effect the liquidation, dissolution, winding up, consolidation, asset sale or merger, in whole or in part, of Company.

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(l)          will not commingle the funds and other assets of Company with those of any Affiliate or constituent party or any other Person, will hold all of its assets in its own name.

(m)          will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)          will not assume or guarantee or become obligated for the debts of any other Person and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o)          Without the unanimous written consent of its members and manager, will not (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Company or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. When voting with respect to any matters set forth in the immediately preceding sentence, the members and managers of Company, shall consider only the interests of Company, including its creditors.

(p)          Notwithstanding anything herein to the contrary:

(i)          As long as any portion of the Mortgage Loan remains outstanding, upon the occurrence of any event that causes the last remaining Member of Company (the “Last Member”) to cease to be a member of Company (other than (i) upon an assignment by Last Member of all of its limited liability company interest in Company, and the admission of the transferee, if permitted pursuant to this Agreement and the Mortgage Loan Documents, or (ii) the resignation of Last Member and the admission of an additional member of Company, if permitted pursuant to this Agreement and the Mortgage Loan Documents), the person acting as the designated special member of Company shall, without any action of any Person and simultaneously with Last Member ceasing to be a member of Company, automatically be admitted as a member of the Company (in each case, individually, a “Special Member”) and shall preserve and continue the existence of Company, without dissolution. For so long as any portion of the Mortgage Loan is outstanding, no Special Member may resign or transfer its rights as Special Member unless a successor Special Member has been admitted to Company as a Special Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, the Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member, the person acting as Special Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each person acting as a Special Member shall not be a member of the Company; and

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(ii)          As long as any portion of the Mortgage Loan remains outstanding: (i) Company shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Company or the occurrence of any other event which terminates the continued membership of the last remaining member of Company unless the business of Company is continued in a manner permitted by this Agreement or the Act, or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Company to cease to be a member of Company or that causes Last Member to cease to be a member of Company (other than (A) upon an assignment by Last Member of all of its limited liability company interest in Company and the admission of the transferee, if permitted pursuant to this Agreement and the Mortgage Loan Documents, or (B) the resignation of Last Member and the admission of an additional member of Company, if permitted pursuant to this Agreement and the Mortgage Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Company agree in writing (i) to continue the existence of Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Company effective as of the occurrence of the event that terminated the continued membership of such member in Company (iii) the bankruptcy of Last Member or a Special Member shall not cause such Last Member or Special Member, respectively, to cease to be a member of Company and upon the occurrence of such an event, the business of Company shall continue without dissolution; (iv) in the event of the dissolution of Company, Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Company in an orderly manner), and the assets of Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Last Member and the Special Members shall irrevocably waive any right or power that they might have to cause Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Company to compel any sale of all or any portion of the assets of Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Company.

(q)          will not permit any Affiliate (other than Preferred Member), or constituent party independent access to its bank accounts.

(r)          shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

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(s)          shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(t)          Without the unanimous consent of all of its members and managers, Company will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of Company’s properties, (iii) make any assignment for the benefit of Company’s creditors, or (iv) take any action that might cause Company to become insolvent.

(u)          will maintain an arm’s-length relationship with its Affiliates.

(v)          will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(w)          Except in connection with the Mortgage Loan, Company will not pledge its assets for the benefit of any other Person.

(x)          Company’s obligations to indemnify its officers, directors, members, managers or partners, as the case may be, is fully subordinated to the Mortgage Loan and will not constitute a claim against it if cash flow in excess of the amount required to pay the Mortgage Loan is insufficient to pay such obligation.

(y)          will not: (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Mortgage Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this Section 1.8 without the consent of the Lender.

(z)          will consider the interests of Company’s creditors in connection with all limited liability company actions.

(aa)        will not have any of its obligations guaranteed by any Affiliate, other than in connection with the Mortgage Loan.

1.9          No State-Law Partnership. The Members intend that (except solely for income tax purposes) the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Company or any member relating to the subject matter hereof shall be construed to suggest otherwise.

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Article 2

CONTRIBUTIONS; WITHDRAWAL OF CAPITAL

2.1          Initial Capitalization. Upon the mutual execution and delivery of this Agreement, the Members shall be obligated to, and shall contribute cash to the Company in the respective amounts set forth on attached Exhibit A.

2.2          Additional Capital Contributions.

(a)          Sponsor Member. To the extent Sponsor Member believes the Company or Property is in need of additional funding to pay for accrued bona fide third party Company or Property expenses or projected Company or Property expenses, the Sponsor Member shall have the right, but not the obligation, to contribute such funds (which funds may not originate from Property cash flow) as additional Common Capital Contributions (but not as loans or advances), which additional Common Capital Contributions shall be fully subordinate to the PE Contributions of Preferred Member as set forth in this Agreement.

(b)          Preferred Member. Preferred Member shall have no obligation to make additional PE Contributions. In the event that at any time the Sponsor Member fails to make an additional capital contribution required for payment of any Necessary Expenses within ten (10) Business Days following receipt by Sponsor Member of a notice from Preferred Member setting forth Preferred Member’s intention to pay for such Necessary Expenses, Preferred Member may, in its sole discretion and without the consent of any other Member, pay such Necessary Expenses. The amount paid by Preferred Member in respect of such other Necessary Expenses shall be deemed to be an additional PE Contribution and shall be added to the Unreturned Preferred Capital of Preferred Member. Preferred Member shall promptly provide the Company with written notice of any such additional capital contribution.

2.3          Withdrawal and Return of Capital to Members. Except as otherwise provided in this Agreement, no Member may withdraw any portion of the capital of the Company, and no Member is entitled to the return of that Member’s Capital Contribution(s). Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, except as may be specifically provided in this Agreement. No Member may withdraw or resign from the Company unless specifically provided in this Agreement.

Article 3

DISTRIBUTIONS

3.1          Application and Distribution of Distributable Cash.

(a)          Distributable Cash other than Capital Proceeds shall be distributed on or before the Sixth (6th) day of each calendar month (“Payment Date”), commencing on the First Payment Date, in the following order of priority:

(1)          First, to Preferred Member in an amount equal to the Preferred Return which has accrued for all Preferred Return Periods prior to such Payment Date;

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(2)          Second, to Preferred Member in an amount equal to the Required Principal Payment for application against Preferred Member’s Unreturned Preferred Capital; and

(3)          Thereafter, to Sponsor Member.

(b)          Capital Proceeds shall be distributed in the following order of priority:

(1)          First, to Preferred Member in an amount equal to the Preferred Return which has accrued and remains unpaid for all Preferred Return Periods prior to such distribution;

(2)          Next, to Preferred Member until Preferred Member has received an amount equal to its Unreturned Preferred Capital; and

(3)          Thereafter, to Sponsor Member.

(c)          In addition to the distributions to Preferred Member set forth in 3.1(a) and (b) above, commencing on September 15, 2014 and continuing on every December 15, March 15, June 15 and September 15 thereafter prior to the Mandatory Redemption Date (each a “Determination Date”), Manager shall cause the Company to make a cash distribution to Preferred Member in the amount of the Additional Principal True-Up Payment for application against Preferred Member’s Unreturned Preferred Capital. Manager shall promptly deliver to Preferred Member property income and expense statements or other documentation or evidence, in form and substance acceptable to the Preferred Member and as Preferred Member may request no later than ten (10) days prior to each Determination Date, sufficient for the calculation of the Available Cash and the Additional Principal True-Up Payment payable hereunder for the prior Determination Period. The final calculation of Available Cash and the Additional Principal True-Up Payment payable hereunder on each Determination Date shall be subject to Preferred Member’s approval in its reasonable discretion and Preferred Member’s determination of the Available Cash and the Additional Principal True-Up Payment payable hereunder shall be conclusive and binding on the Company absent manifest error.

(d)          Any Distributable Cash available for distribution to the Members shall be distributed to Members on a monthly basis on the Payment Date, and distributions of Capital Proceeds from a Major Capital Event shall be made promptly following the Major Capital Event to which they relate.

(e)          If all or any portion of a required payment hereunder and any portion of the Preferred Return or any other amount payable to the Preferred Member hereunder is not paid in full on the date due in violation of the terms of this Agreement (other than the payment of the Unreturned Preferred Capital on the Mandatory Redemption Date), the Company shall pay to the Preferred Member an amount equal to five percent (5%) of such unpaid amount (the “Late Fee”) to defray the expense incurred by the Preferred Member in handling and processing such delinquent payment.

(f)          On the date hereof, the Company shall make a distribution to Preferred Member for the Preferred Return payable through June 5, 2014.

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3.2          Limitation Upon Distributions.

(a)          Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be declared and paid to the extent that such distribution would violate the Act or other applicable law.

(b)          If Sponsor Member shall receive a distribution in violation of Section 3.2(a), Sponsor Member shall be liable to the Company for the amount of the distribution.

Article 4

MANAGEMENT OF COMPANY AFFAIRS

4.1          Control and Management. The Company shall have one Manager. The initial Manager shall be Sponsor Member (“Sponsor Manager” or “Manager”); provided, that Sponsor Manager may be removed as Manager as provided in Section 4.6. Subject to the provisions of Section 4.6, the Manager shall hold office until the Manager’s successor has been elected and qualified. Except as otherwise expressly provided in this Agreement and without limiting any provision of this Agreement (including without limitation, Section 6.2), the Manager shall have the right and power to manage, operate and control the Company and all the rights and powers granted to managers under the Act. Except as expressly provided in this Agreement (including without limitation, Section 6.2), the Manager shall execute and deliver on behalf of the Company all agreements, instruments or other documents to which the Company will be a party or bound. The Manager shall cause the Company to comply with all applicable Legal Requirements and all of the terms and provisions of the Mortgage Loan Documents, this Agreement and all other Definitive Documents and shall promptly forward copies to Preferred Member of any material notices received by the Company from the Mortgage Lender or sent by the Company to the Mortgage Lender under the Mortgage Loan. The Manager may appoint one or more officers of the Company, including but not limited to a President, Vice President(s), Chief Executive Officer, Assistant Vice President(s), Secretary, Assistant Secretaries, Treasurer and Assistant Treasurer(s).  Such officers shall have such duties, powers and obligations as may be assigned by the Manager and shall be subject to the supervision and authority of the Manager and the other terms and conditions of this Agreement.  Each officer shall serve at the pleasure of the Manager and may be removed by the Manager with or without cause at any time.  Each officer shall serve until his or her successor is duly appointed and qualified or his or her earlier death, incompetence, resignation or removal.  The Manager hereby appoints Jacob Frydman, Alex Libin and Barry Funt, each acting alone, as authorized signatories for the Company and hereby authorize each of them, acting alone, to execute and deliver the Mortgage Loan Documents, Definitive Documents and any documents required in connection with the acquisition of the Property on behalf of the Company.

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4.2          Annual Budgets. The Members acknowledge and agree that it is intended by the Members that the Company operate the Property in accordance with the terms of the Budget attached hereto as Exhibit G. Provided that no Change of Control Event has occurred and is continuing hereunder, the Company shall operate the Property in accordance with the Budget during calendar year 2014. Within sixty (60) days prior to the end of calendar year 2014 and each subsequent Fiscal Year and continuing on an annual basis thereafter, the Manager shall submit to the Preferred Member (i) an annual capital budget (an “Annual Capital Budget”) for such year, and (ii) an annual operating budget (an “Annual Operating Budget”), for such year, together with all information reasonably requested by Preferred Member. Preferred Member shall notify Manager of its approval or disapproval within thirty (30) days after its receipt of the proposed budget(s) for the upcoming year. If notice of approval or disapproval (or request for additional time or information) is not given by the end of such period, such proposed budget(s) shall be deemed disapproved by Preferred Member (until such time as may be later approved by Preferred Member). If the Preferred Member shall disapprove of any budget, the Preferred Member shall notify the Manager of the reasons for disapproval and the Manager shall resubmit such budget addressing the Preferred Member’s concerns within five (5) Business Days after Preferred Member’s notice of disapproval. If Preferred Member does not approve the resubmission prior to the beginning of the Fiscal Year, then a “Budget Impasse” shall be deemed to exist until such time as the budgets shall be approved by the Preferred Member. During a Budget Impasse, the Manager shall operate the Company in accordance with the most recently approved Annual Operating Budget, increased or decreased, as the case may be, based on the actual costs of real estate taxes, utilities and insurance (and debt service, if applicable) for such Fiscal Year. Subject to the provisions of Section 6.2(f), the Company and the Manager on behalf of the Company shall be authorized to and shall spend funds in accordance with the Annual Capital Budget and the Annual Operating Budget then in effect in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any time the Company is required to deliver a proposed budget to the Mortgage Lender for its review and approval pursuant to the Section 4.1.7(g) of the Mortgage Loan Agreement, the Manager shall deliver such proposed budget to Preferred Member for its review and approval in accordance with the terms and provisions of this Section 4.2 no later than thirty (30) days prior to the date on which such proposed budget is required to be delivered to the Mortgage Lender pursuant to the Mortgage Loan Agreement

4.3          Mortgage Loan Reserves. Until such time as the Mortgage Loan may have been repaid or prepaid in full, the Company shall fund each reserve required under the Mortgage Loan Documents and shall fully comply with all terms and conditions of the Mortgage Loan Documents. During any time the Mortgage Loan shall not be outstanding or if the Mortgage Lender shall waive or not require any reserve required under the Mortgage Loan Documents as of the date hereof or any reserve typically required under loans similar to the Mortgage Loan, the Company shall, at the request of Preferred Member following a material change to the Property, or the Borrower under the Mortgage Loan Documents, as determined by Preferred Member in its reasonable discretion, maintain reserves with Preferred Member (or as Preferred Member may direct) including, without limitation, a tax and insurance reserve and a replacement reserve, a deferred maintenance reserve and tenant improvement/leasing commission reserve that would operate as provided in the Mortgage Loan Documents or in such other manner and amounts as is reasonably acceptable to Preferred Member.

4.4          Restrictions on Members. Except as otherwise provided in this Agreement or required under the Act, no Member other than the Manager shall have either the obligation or the right to take part, directly or indirectly, in the active management or control of the business of the Company, and no such Member shall have the right or authority to act for or bind the Company.

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4.5          Standard of Care of Manager. The Manager shall exercise prudent and reasonable business judgment in managing the affairs of the Company. Except in the case of fraud, deceit, gross negligence, willful misconduct or (i) material breach of this Agreement which in the case of a material breach only, is not cured (if susceptible to cure) within twenty (20) days (provided that if Manager is diligently working to cure such act, but such cure cannot reasonably be accomplished within such twenty (20) day period, then Manager shall have an additional period, of up to ten (10) days, to cure such act) following written notice or (ii) any material breach or default under any of the Definitive Documents which is not cured within the applicable cure periods, if any, set forth therein (each individually and collectively, “Bad Acts”), the Manager shall not be liable or obligated to the Members for any mistake of fact or judgment made by such Manager in operating the business of the Company that results in any loss to the Company or its Members. In discharging its duties, the Manager is fully protected in relying in good faith upon such information, opinions, reports or statements by the Members or their agents, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

4.6          Removal of Manager. Sponsor Manager may be removed by Preferred Member as Manager in the event a Change of Control Event occurs. Removal of the Manager may occur only upon written notice, which shall set forth the day on which such removal is to be effective. Upon removal of Sponsor Manager as Manager, Preferred Member may terminate the Management Agreement and any other contracts or agreements with any Affiliates of Sponsor Member without penalty. If Sponsor Manager is removed as Manager, then Preferred Member shall have the sole right to appoint a replacement Manager. The Sponsor Manager may not resign as Manager unless approved by Preferred Member. Upon the date of effectiveness of such resignation, (a) the powers and authorities granted to the Sponsor Manager hereunder shall terminate and be of no force or effect and (b) Preferred Member or its designee shall have the power and authority to propose and unilaterally approve all actions which would otherwise constitute Major Decisions without the necessity for obtaining any consent or approval of the Sponsor Member, including the power to initiate and consummate a sale of the Property (subject to the terms and restrictions of any Mortgage Loan). The Sponsor Member hereby consents to the right afforded to Preferred Member hereunder and agrees to promptly and timely execute and deliver any such documents, instruments or certificates as Preferred Member or its designee may reasonably request to evidence such changes.

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4.7          Indemnification of Manager.

(a)          The Company agrees to indemnify the Manager and the Manager’s managers, members, officers, directors, partners, agents and Affiliates (each, an “Indemnitee”) to the fullest extent permitted by law and to defend, save and hold them harmless from and in respect of all fees, costs, losses, damages and expenses (including attorneys’ fees) incurred in connection with or resulting from any claim, demands, obligations, damages, actions, causes of action, suits, losses, judgments, fines, penalties, liabilities, costs and expenses (including, without limitation, attorneys’ fees, disbursements and court costs, and all other professional, expert or consultants’ fees and costs incurred as a result of such claims or in enforcing this indemnity provision) of every kind and nature whatsoever (individually, a “Claim”, collectively, “Claims”) arising out of or in any way relating to the Company or the Property, including under the Mortgage Loan and Mortgage Loan Documents and related guaranties and indemnities, including amounts paid in settlement or compromise of any such Claims, unless caused by the Bad Act of such Indemnitee. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that any Person acted in a fashion constituting a Bad Act. In addition to the indemnification conferred in this Section 4.7, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended; provided that if the Claims involved in such proceeding are determined to be the result of one or more Bad Acts by the Manager, the Manager shall, upon demand by any Member, promptly reimburse the Company for all such paid expenses.

(b)          The Company may, by action of the Manager, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Manager shall determine to be appropriate and authorized under the Act, as the same exists or may hereafter be amended. The rights and authority conferred in this Section 4.7 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, this Agreement, vote or consent of Members or otherwise. Any repeal or amendment of this Section 4.7 by the Members shall not adversely affect any right or protection of the Manager or any other Indemnitee existing at the time of such repeal or amendment.

(c)          The Manager may cause the Company to purchase and maintain such insurance covering the Company, the Members, the Manager, and their respective directors, officers and employees, in such amounts as it reasonably deems appropriate.

(d)          Notwithstanding the foregoing provisions, any indemnification set forth herein shall be fully subordinate to the right of Preferred Member to the Preferred Return and Unreturned Preferred Capital and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company's cash flow is insufficient to pay the Preferred Return or any of its other obligations.

4.10        Authority as to Third Persons. No third party dealing with the Company shall be required to investigate the authority of Manager or secure the approval or confirmation by the Members of any act of such Manager in connection with the conduct of the Company business. No purchaser of any property or interest owned by the Company shall be required to determine the right to sell or the authority of the Manager to sign and deliver any instrument of transfer on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith. Subject to the terms of this Agreement, the Manager shall have full authority to execute on behalf of the Company any and all agreements, contracts, subleases, licenses, conveyances, deeds, mortgages and other instruments, and the execution thereof by the Manager is the only execution necessary to bind the Company thereto (no signature of any Member is required).

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4.11        Reimbursement of Costs. In addition to allocations of Profits, distributions and other benefits otherwise provided for herein, Preferred Member or its Affiliate shall be reimbursed for customary costs incurred in monitoring and administration of the PE Contribution.

Article 5

BOOKS, RECORDS, REPORTS AND ACCOUNTS

5.1          Maintenance of Records and Accounts. At all times, the Manager shall maintain or cause to be maintained true and proper books, records, reports and accounts in which shall be entered fully and accurately all transactions of the Company.

5.2          Required Records. The Company’s books and financial statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably chosen by the Manager and approved by Preferred Member). The Manager shall maintain at the principal executive office of the Company all of the following:

(a)          A current list of the full name and last known business or residence address of each Member together with the Capital Contributions of each Member.

(b)          A copy of the Certificate of Formation and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed.

(c)          Copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three (3) most recent taxable years.

(d)          Copies of this Agreement and all amendments thereto.

(e)          Financial statements of the Company for the three (3) most recent calendar years.

(f)          The Company’s books and records, as they relate to the internal affairs of the Company, for at least the current and past four (4) Fiscal Years, or until the Company has been in existence for such time, for each such Fiscal Year since its inception.

5.3          Access to Records by Members.

(a)          Upon the written request of any Member, setting forth the purpose for such request, the Manager shall promptly deliver to such person, at the Company’s expense, a copy of the information required to be maintained pursuant to subparagraphs (a), (b), (d) and (e) of Section 5.2, so long as the purpose for such request reasonably relates to the interest of such person as a Member of the Company.

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(b)          Each of the Members and Manager shall have the right upon reasonable request, for purposes reasonably related to such person’s interest as a Member or Manager, (i) to inspect and copy during normal business hours any of the records required to be maintained pursuant to Section 5.2, and (ii) to obtain from the Manager, promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns for each Fiscal Year.

5.4          Reporting Requirements. The Manager shall provide the Preferred Member with periodic reports and information as follows:

(1)          not later than thirty-five (35) days following the close of each quarter, quarterly property operating statements of the Property showing, in reasonable detail, total revenues received, including line item breakouts for all other ancillary income, and total expenses, including a line item expense breakout with capital expenditures detailed, certified as true and correct by Manager;

(2)          not later than thirty (30) days following the close of each quarter, quarterly rent rolls, dated as of the last day of each quarter, identifying lease term, space occupied, rent to be paid, security deposit paid, concessions and payments delinquencies, certified as true and correct by Manager;

(3)          not later than March 31 of each year, an annual year-end financial statement of the Property for the prior year, showing in reasonable detail total revenues received, total expenses, total cost of all capital improvements, total debt service and total cash flow, which shall be prepared by a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants; to the effect that such financial statements were prepared in accordance with income tax basis of accounting, and that the examination of such accounting firm in connection with such financial statements has been made in accordance with generally accepted accounting standards;

(4)          not later than March 31 of each year, an annual year-end rent roll of the Property for the prior year, certified as true and correct by Manager;

(5)          not later than March 31 of each year, an annual balance sheet and profit and loss statement of the Company for the prior year;

(6)          Subject to Section 4.2 above, at least sixty (60) days prior to the start of each calendar year, an annual operating budget consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming year and all proposed capital replacements and improvements for Preferred Member’s approval;

(7)          every six (6) months and thirty (30) days following any tenancy or rent roll change, certified monthly rent rolls and;

(8)          not later than the 15th day of the applicable month, certified monthly operating statements of the Property showing, in reasonable detail, total revenues received, including line item breakouts for all other ancillary income, and total expenses, including a line item expense breakout with capital expenditures detailed, certified as true and correct by Manager;

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(9)          not later than ten (10) days after the date required by law, copies of all reports submitted by the Company to any governmental agency or authority pursuant to any rent regulations;

(10)        as soon as available and in any event within five (5) days after filing, copies, certified by the chief financial officer or any Guarantor that they are complete and correct, of all tax returns filed by the Company and any Guarantor;

(11)        not later than June 30 of each year and, in addition, following the occurrence of a Change of Control Event, upon the request of the Preferred Member, updated personal financial statements of Guarantor on a form reasonably acceptable to Preferred Member, including or together with a listing of contingent obligations of the applicable Guarantor, and certified by Guarantor to be complete and correct;

(12)        Copies of the monthly and quarterly reports delivered to the Mortgage Lender under the Mortgage Loan; and

(13)        such other information as may be reasonably requested by Preferred Member.

5.5          Banking.

(a)          Bank Accounts. The Manager shall open and thereafter maintain one or more separate bank accounts in the name of the Company with a reputable bank or other financial institution in which there shall be deposited funds of the Company. No other funds shall be deposited in said accounts. The funds in said account shall be used solely for the business of the Company, and all withdrawals therefrom are to be made only on checks signed by the Manager or such other Person or Persons as the Manager may from time to time designate.

(b)          Lockbox. If at any time Mortgage Lender does not require the establishment of a lockbox in connection with the Mortgage Loan, subject to the terms of the Mortgage Loan Documents, at Preferred Member’s election, the Manager shall cause the Company to establish a deposit account (the “Lockbox Account”) at a bank approved by the Preferred Member for deposit of all revenue generated by the Property’s operations. Preferred Member shall be an additional authorized signatory on the Lockbox Account and shall have the right to view account balances in the Lockbox Account and to authorize distributions of funds from the Lockbox Account. If established, the Manager shall cause the Company and Property Manager to collect all revenues generated from the operation of the Property and deposit such income collected on a daily basis into the Lockbox Account. Amounts on deposit in the Lockbox Account shall be applied to the payment of expenses in accordance with the Annual Capital Budget and Annual Operating Budget approved by Preferred Member, and all remaining Distributable Cash shall be distributed to the Company on or before the next occurring Payment Date and held in a cash collateral account (the “Cash Collateral Account”) established by the Company and controlled by Preferred Member for application to the Members on each Payment Date in accordance with Article 3. At the request of Preferred Member, the Manager shall, and shall cause Company to, enter into such lockbox agreements, deposit account control agreements and cash management agreements as Preferred Member may reasonably require to effectuate the foregoing provisions in form and substance acceptable to Preferred Member in its sole discretion.

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5.6          Company Expenses. The Company shall pay or reimburse the Manager for the reasonable cost of third party services, goods and materials advanced by the Manager and directly related to or used for or by the Company for the benefit of the Property and the Company’s business, including without limitation organizational costs related to the formation of this Company.

5.7          Other Business and Activities; Competitive Activities. Except as otherwise provided in this Agreement, the Manager, Members and their Affiliates may engage in or possess an interest in other activities, investments, and business ventures of every nature and description independently or with others, whether or not competitive with the Company, whether distinct from or related to the Company, and the doctrine of “corporate opportunity” or any analogous doctrine shall not apply. Except as otherwise provided in this Agreement, neither the Company nor any other Member or Manager has any right by virtue of this Agreement in and to any such activity, investment, or business venture, or to the income or profits derived from such activity, investment, or business venture; and the pursuit of such activities, investments, and business ventures shall not be deemed wrongful or improper or the breach of any duty under this Agreement or existing at law, in equity, or otherwise.

Article 6
RIGHTS, POWERS, DUTIES, RESTRICTIONS AND MEETINGS OF MEMBERS

6.1          Liability of Members. Subject to the further terms of this Agreement and except as provided in Exhibit E, the liability of each Member is restricted and limited to the amount of the actual Capital Contribution which such Member makes or agrees to make to the Company; provided, however, that a Member may be obligated, pursuant to the Act and New York law, including without limitation, to return a distribution received from the Company to the extent provided in the Act. Notwithstanding anything herein to the contrary, Sponsor Member or Manager shall have no liability under this Agreement for any matters that (i) are attributable solely to the actions of Preferred Member and (ii) first arise following a Change of Control Event and the exercise by Preferred Member of its remedies under Section 4.6 and/or 8.24(a) of this Agreement.

6.2          Voting Rights of the Members. Notwithstanding anything to the contrary in this Agreement, including Section 4.1, the following matters may be taken only with the vote, approval or consent of Preferred Member and, so long as no Change of Control Event shall have occurred, Sponsor Member (each, a “Major Decision”):

(a)          Other than the Mortgage Loan, any borrowing of money, mortgage financing or refinancing for the Property or any other indebtedness not in the ordinary course of business or materially modifying, extending, renewing or prepaying, in whole or in part, any borrowing, financing or refinancing.

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(b)          A decision to sell, convey, exchange, mortgage or otherwise transfer all or any portion of the Property.

(c)          Grant any easement, servitude or license, or enter into any reciprocal easement and/or operating agreement affecting the Company’s property or any portion thereof, or modify or cancel any such grant or agreement or exercise the Company’s discretion with respect thereto.

(d)          Approval of the Annual Operating Budget and Annual Capital Budget or to make any distribution, other than as expressly set forth in this Agreement.

(e)          Approval of any plans and specifications, construction and/or architect agreements and other agreements relating to the development and construction of the Property, including any modifications or amendments to any of the foregoing.

(f)          Incur any obligations or liabilities of the Company (including any capital improvements at the property) which are not set forth in the Budget, Annual Capital Budget or Annual Operating Budget, as applicable, unless, in each case, subject to the terms of the Mortgage Loan Documents, (i) Manager in its reasonable judgment deems there to be an emergency requiring such expenditures to effectuate immediate action necessary to protect the assets of the Company or to avoid material property damage or personal injury at the Property and provided Manager provides prompt notice thereof to Preferred Member, (ii) such expenditures are required to pay Necessary Expenses or (iii) to pay ordinary and necessary expenses which do not exceed 110% of the applicable line item in the Annual Capital Budget or the Annual Operating Budget, or, in the aggregate, 105% of the amount of the Budget, Annual Capital Budget or Annual Operating Budget, as applicable (and which shall be determined by not taking expenditures made under clause (i) and clause (ii) above into account).

(g)          Establish Reserves (except as set forth in the Budget, Annual Capital Budget, Annual Operating Budget, as applicable, or set forth in the Mortgage Loan Documents or in this Agreement) or modify the terms of any Reserves.

(h)          Transfers of any portion of any Member’s Membership Interest (directly or indirectly), other than as expressly set forth in Article VII.

(i)          Admit a new Member into the Company.

(j)          Any entering into (including the approval of the material terms and conditions), material amendment, modification, alteration, change, assignment, extension, termination or cancellation of, or the waiver of any rights under any compensation, contract or agreement with Sponsor Member or any other Affiliates of Sponsor Member, except as expressly authorized under this Agreement.

(k)          File any petition in bankruptcy or reorganization or institute any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company, consent or collude to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company, or the admission in writing by the Company of its inability to pay its debts generally as they become due, or the making by the Company of a general assignment for the benefit of its creditors.

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(l)          Select the amount, type, coverage and deductible of, and identity of issuing insurance company with respect to, all insurance coverage for the Company and the Property (unless such matters are otherwise in compliance with the terms of the Mortgage Loan Documents).

(m)          Subject to the requirements under the Mortgage Loan Documents, prosecute or settle any matter relating to insurance proceeds or condemnation and determine whether and to what extent the Property should be repaired or be restored in the event of loss by fire or other casualty or in the event of a taking condemnation and how proceeds from a casualty or condemnation should be applied.

(n)          Subject to the requirements under the Mortgage Loan Documents, prosecute or settle any uninsured claim against the Company that involves a payment in excess of Fifty Thousand Dollars ($50,000.00). Manager agrees to provide Preferred Member with written notice prior to settling any claim against the Company in the amount of Fifty Thousand Dollars ($50,000.00) or less.

(o)          Merge, convert or consolidate the Company with or into any other entity or liquidate or dissolve the Company.

(p)          Enter into modify or terminate any lease of any commercial space in the Property.

(q)          Do any act in contravention of this Agreement or any amendment hereto.

(r)          Take any action which is in violation of the terms of any Mortgage Loan Documents or any other loan documentation governing any Company or Property financing.

(s)          Do any act which would make it impossible to carry on the ordinary business of the Company except as otherwise provided in this Agreement.

(t)          Confess a judgment against the Company.

(u)          Possess Company property or assign the rights of the Company in specific Company property for other than a Company purpose.

(v)          Any amendment of this Agreement (which shall be in writing).

(w)          Establish any subsidiary or acquire any real or personal property or interest therein or on behalf of the Company or any subsidiary other than the Property and other personal property in the ordinary course of business or acquire shares of capital stock of or other equity interest in any Person.

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(x)          Make or agree to any material changes to the subdivision or zoning of the Property or any portion thereof, or alter (in any material respect), re-develop or renovate the Property.

(y)          Engage in any business not described in Section 1.3 hereof.

(z)          Enter into or amend, modify or terminate any material contract or agreement regarding the marketing, leasing, management, sale, design, construction, development, improvement or rehabilitation of the Property.

(aa)        Selection of significant accounting principals, practices or policies with respect to the maintenance of the Company’s books and records and any material change to accounting and related matters material to the Company or the Members or any material changes to accounting principals, practices or policies, provided that the Members agree that the Company shall use the income tax method of accounting consistently applied for its books and records.

(bb)        the institution, settlement or any other material decision with respect to any lawsuit, claim, counterclaim, (excluding mandatory counterclaims) or other legal proceeding (pending or threatened) by or against/the Company, where the maximum amount claimed by or against the Company exceeds $100,000 including confessing a judgment against it accepting the settlement, compromise or payment of any claim asserted against the Company or any of its properties and assets (including claims covered by the policies of insurance maintained by the Company or relating to a condemnation or proposed condemnation of the Property or any portion thereof), or asserted by the Company in respect of the foregoing, but excluding any lawsuit, claim, counterclaim or other legal proceeding against the Company which is fully covered by insurance;

(cc)        To the extent such dispute has a material adverse affect on Preferred Member as determined by Preferred Member in its sole discretion, settling any dispute with any taxing authority concerning the computation or allocation of any item of the Company income, gain, loss, deduction or credit for federal, state or local purposes; to the extent such decision will have a material adverse affect on Preferred Member as determined by Preferred Member in its sole discretion, any material decision with respect to income tax matters, including any tax elections of the Company, change or adoption of any method of accounting, allocation of profit and loss or of depreciating the Company property not specifically provided for herein, and any other material tax return preparation decisions;

(dd)        making any decision with respect to any environmental matters affecting the Company or the Property in violation of applicable environmental law, including, without limitation, any decision that the Company or the Property not to comply with applicable environmental laws (it being agreed that absent the approval of Preferred Member, the Company and the Property shall comply with all applicable environmental laws);

(ee)        changing the name of the Company;

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(ff)        issuing guaranties on behalf of the Company of obligations of any other Person, including guaranties of any of the obligations of any Affiliate of any Member;

(gg)        Subject to the requirements of the Mortgage Loan Documents, making any decisions with respect to the insurance and fidelity bond coverages carried by the Company, contrary to the requirement set forth herein;

(hh)        Any amendment, modification or termination of any of the Mortgage Loan Documents; and

(ii)         Any other action or matter which requires the consent of the Preferred Member under this Agreement.

6.3          Call of Meetings. Unless otherwise proscribed by statute, a meeting of the Members may be called by any Member for any Company purpose or purposes, to be held at such date and at such time as may be designated by the Member calling the meeting. Regular meetings of the Members are not mandatory. At any Members’ meeting, the Manager or a person appointed by the Manager shall preside at the meeting, and a person appointed by the Manager shall act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

6.4          Place of Meetings. The place of meetings shall be the principal place of business of the Company, or such other place in New York County as determined by the Manager.

6.5          Notice of Meetings. Written notice stating the place, date and time of the meeting and the general nature of the business to be conducted at the meeting shall be given not less than five (5) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Member(s) calling the meeting, to each Member entitled to vote at such meeting. Except as set forth in such notice, no other business may be transacted at the meeting. If mailed, such notice shall be deemed to be delivered as provided in Section 12.1.

6.6          Meeting of All Members. If all of the Members shall meet at any time and place, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

6.7          Telephone Meetings. Any Member may participate in a meeting by means of conference telephone or similar communications equipment, as long as all Members participating in the meeting can hear one another, and participation in a meeting by such means shall constitute presence in person at such meeting.

6.8          Action by Members Without a Meeting. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, are signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voted. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent. A Member’s written consent or approval of any matter by email or other electronic transmission constitutes evidence of written approval.

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6.9          Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Article 7

TRANSFERS OF MEMBER INTERESTS

7.1          Restrictions on Transfer. Except as expressly permitted or required by this Agreement, no Member shall Transfer (as such term is defined below) or permit the Transfer of all or any portion of its Interest in the Company or a direct or indirect interest in its Interest in the Company without the written consent of Manager and Preferred Member. To the fullest extent permitted by law, any Transfer or attempted Transfer in violation of this Agreement shall be null and void and of no force and effect whatsoever. Each Member hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, to the fullest extent permitted by law, the restrictions on Transfer contained herein shall be specifically enforceable. Each Member hereby further agrees to indemnify and hold the Company and each Member (and each Member’s successors and assigns) wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement. The term “Transfer”, when used in this Agreement, shall be deemed to refer to a transaction by which all or a portion of such Member’s Interest in the Company, or any equitable or beneficial interest in such Member, is transferred to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange, or any other disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) or the merger or consolidation of such Member with any other Person.

7.2          Permitted Transfers7.3 . Subject to the conditions and restrictions set forth in this Section 7.2, a Transfer of an Interest in the Company, or of a direct or indirect interest in a Member’s Interest in the Company, by means of a Permitted Transfer shall be permitted without the consent of the Manager or Preferred Member. A “Permitted Transfer” is any Transfer that complies with the conditions and restrictions of this Section 7.2 and Section 7.3(a) and the Mortgage Loan Documents. As to Transfers with respect to Preferred Member, Transfers of all or any portion of Preferred Member’s Interest in the Company, or of a direct or indirect interest in Preferred Member’s Interest in the Company are a Permitted Transfer. Transfers as to Sponsor Member’s Interest are not permitted except, subject to the terms of the Mortgage Loan Documents:

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(a)          for a transfer of the interests in Sponsor Member by or on behalf of an individual owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives or a transfer of direct or indirect interests in Sponsor Member for estate planning purposes to any trust having as its sole beneficiaries the transferor and/or one or more of the transferor’s immediate family members provided that in each such instance, (i) no breach of this Agreement or default exists under this Agreement or any other Definitive Documents beyond any applicable notice and cure period, (ii) all requirements set forth in the Mortgage Loan Documents with respect to such Transfer are satisfied, (iii) notice of such Permitted Transfer is delivered to Preferred Member not less than thirty (30) days prior to such transfer together with any instruments evidencing the Transfer; (iv) there is no change in the management of the Sponsor Member or in the control of the Sponsor Member as a result of such Transfer; (v) the transferee may not be an Embargoed Person, (vi) Sponsor Member or any Affiliate of Sponsor Member may not “cash-out” of its investment in the Company (i.e., may not retain any profit from the transfer and/or sale of any such interests), and any profit from the sale/transfer of such interests shall, as a condition of such Transfer be distributed by the Company to the Preferred Member and applied against any Unreturned Preferred Capital or other amounts payable to Preferred Member hereunder and (vii) there is no change in the management of the Property or in the Control of the Sponsor Member as a result of such Transfer; or

(b)          provided that no Change of Control Event shall have occurred and remain uncured, a Transfer (but not a pledge) of a direct or indirect interest in Sponsor Member, provided that (A) such Transfer shall not cause the transferee (together with its Affiliates) to acquire Control of or result in any Change in Control of Sponsor Member (if such transferee did not previously Control Sponsor Member), (B) after giving effect to such Transfer, the aggregate of all Transfers of direct or indirect interests in Sponsor Member shall not exceed forty-nine percent (49%) of the direct and indirect interests in Sponsor Member existing as of the date hereof, (C) to the extent any transferee owns twenty percent (20%) or more of the direct or indirect interests in Sponsor Member immediately following such Transfer, Sponsor Member shall give Preferred Member notice of such Transfer together with copies of all instruments effecting such Transfer not less than ten (10) days prior to the date of such Transfer, (D) to the extent any transferee owns twenty percent (20%) or more of the direct or indirect interests in Sponsor Member immediately following such Transfer (provided such transferee did not own 20% or more of the direct or indirect ownership interests in Sponsor Member as of the date hereof), Sponsor Member shall, prior to such Transfer, deliver, at Sponsor Member’s sole cost and expense, customary searches (credit, judgment, lien, etc.) acceptable to Preferred Member with respect to such transferee, (E) the legal and financial structure of Sponsor Member and the single purpose nature and bankruptcy remoteness of the Company, after such Transfer, shall satisfy Preferred Member’s then current applicable underwriting criteria and requirements (F) Guarantor (i) (or trusts in which Guarantor or his immediate family members are the sole beneficiaries) continues to own no less than a 1% direct or indirect ownership interest in Sponsor Member and (ii) remains a member of the board of directors of United Realty Trust Incorporated, a Maryland corporation and (G) there is no change in the management of the Property.

The Persons (including Transfers to heirs resulting from the death of a natural person) or entities to whom a Permitted Transfer is made is herein called a “Permitted Transferee”.

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For purposes of this Section 7.2, a change of “Control” of Sponsor Member shall be deemed to have occurred if there is any change in the identity of any individual or entity or any group of individuals or entities, including, without limitation, members of any board of directors or similar corporate board who have the right, by virtue of any partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement or any other agreement, with or without taking any formative action, to cause Sponsor Member to take some action or to prevent, restrict or impede Sponsor Member from taking some action which, in either case, Sponsor Member could take or could refrain from taking were it not for the rights of such individuals. For the avoidance of doubt, subject to Section 7.2(b)(F)(ii) above, changes in the composition of directors or officers of any entity which is that is a publicly traded entity, provided that either (1) such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange or (2) such shares are sold, transferred or issued to third party investors through licensed U.S. broker dealers in accordance with applicable legal requirements, shall not be deemed to be a change in “Control” hereunder.

7.3          Conditions to Permitted Transfers. A Transfer by Sponsor Member otherwise permitted under Section 7.2 shall not be a Permitted Transfer, and any attempted Transfer to a Permitted Transferee shall, to the fullest extent permitted by law, be null and void and of no force and effect whatever, unless and until the following conditions are satisfied:

(a)          In the case of a Transfer of a direct or indirect interest in the Company, the transferor and transferee shall execute such documents and instruments of conveyance and assumption as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the Permitted Transferee’s agreement to be bound by the provisions of this Agreement and to assume all monetary obligations of the transferor Member with respect to the interest being transferred.

(b)          If required by Preferred Member, the Company shall receive, prior to such Transfer, an opinion of counsel satisfactory to the Company confirming that such Transfer shall not terminate the Company for federal income tax purposes or violate any applicable securities law.

(c)          The Permitted Transferee shall pay all reasonable costs and expenses incurred by the Company in connection with such Transfer.

7.4          Admissions of Permitted Transferee as Member. Notwithstanding anything to the contrary contained herein, a Permitted Transferee of an Interest in the Company transferred by a Member or a Person to whom an Interest is transferred in accordance with Section 7.1 of this Agreement shall be automatically admitted as a member of the Company.

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Article 8
PREFERRED MEMBER PROVISIONS

8.1          Redemption Obligations.

On the Mandatory Redemption Date, the Manager shall be obligated to cause the Company to redeem the entirety of the Preferred Member’s Interest in exchange for distributions made to the Preferred Member in an amount equal to the aggregate of (i) Unreturned Preferred Capital, (ii) all accrued and unpaid Preferred Return, and (iii) all actual third party costs and expenses incurred by the Preferred Member in connection with such redemption. Preferred Member agrees to execute an assignment of Preferred Member’s entire Interest upon such redemption, and agrees to reasonably cooperate with a sale of the Property in order to facilitate such redemption. If the Company shall fail to redeem the entirety of the Preferred Member’s Interest on the Mandatory Redemption Date it shall be a Change of Control Event entitling Preferred Member to all of its rights and remedies under Section 8.24 of this Agreement. From and after the redemption of the Preferred Member’s Interest hereunder and payment of any and all fees expenses and other amounts due hereunder or under any of the Guaranties, the Preferred Member shall be deemed to have resigned from the Company, shall cease to be a Member of the Company and shall have no further rights with respect to the Company, the management of the Company, any distributions made by the Company, or the Property.

8.2          Voluntary Redemption Option.

(a)          From and after the date hereof, Manager shall be entitled to cause the Company to redeem all or any portion of the Preferred Member’s Interest in exchange for distributions made to the Preferred Member in an amount equal to all or a portion of the Unreturned Preferred Capital (provided that any partial redemption shall be in increments of no less than $100,000) provided that each of the following conditions shall be satisfied:

(1)          The Company or Sponsor Member shall provide not less than thirty (30) days prior written notice to Preferred Member specifying the date the Company shall redeem the Preferred Member’s Interest;

(2)          The Manager shall cause the Company to distribute to the Preferred Member an amount equal to the aggregate of (i) the portion of Unreturned Preferred Capital being repaid at such time and (ii) all accrued and unpaid Preferred Return; and

(3)          If the redemption occurs on a day which is not a Payment Date, Manager causes the Company to distribute to the Preferred Member an amount equal to the Preferred Return that would have accrued on such amount after the redemption through and including the date immediately preceding the next Payment Date had the redemption not occurred; and

(4)          The Company shall observe and satisfy all requirements under the Mortgage Loan and obtain in writing any necessary consent of the Mortgage Lender required thereunder.

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Upon a full redemption of Preferred Member’s Interest, Preferred Member agrees to execute an assignment of Preferred Member’s entire Interest upon such redemption and the payment of any and all fees and payments due hereunder and under the Definitive Documents. From and after the full redemption of the Preferred Member’s Interest hereunder and the payment of any and all fees and payments due hereunder (as determined by Preferred Member in its sole, but reasonable discretion), the Preferred Member shall be deemed to have resigned from the Company, shall cease to be a Member of the Company and shall have no further rights with respect to the Company, the management of the Company, any distributions made by the Company, or the Property

8.3          Required Redemption. At any time following April 21, 2015, Preferred Member has the right, exercisable upon thirty (30) days prior written notice (the “Redemption Right Notice”) to Sponsor Member to require that Sponsor Member redeem the Preferred Member’s Interest as if such date were the Mandatory Redemption Date on the date that is at least thirty (30) days following the date of the Redemption Right Notice (the “Redemption Right Date”). On the Redemption Right Date, the Manager shall cause the Company to immediately distribute to the Preferred Member an amount equal to the aggregate of (i) the Unreturned Preferred Capital, (ii) all accrued and unpaid Preferred Return, and (iii) all fees, expenses and other costs due under the Guarantees and Definitive Documents and (iv) all actual third party costs and expenses incurred by the Preferred Member in connection with such redemption, including, without limitation, any applicable transfer taxes. Preferred Member agrees to execute an assignment of Preferred Member’s entire Interest upon such redemption and the payment of any and all fees and payments due hereunder and under the Definitive Documents. From and after the redemption of the Preferred Member’s Interest hereunder and the payment of any and all fees and payments due hereunder and under the Guaranties, the Preferred Member shall be deemed to have resigned from the Company, shall cease to be a Member of the Company and shall have no further rights with respect to the Company, the management of the Company, any distributions made by the Company, or the Property. If the Company shall fail to redeem the entirety of the Preferred Member’s Interest on the Redemption Right Date it shall be a Change of Control Event entitling Preferred Member to all of its rights and remedies under Section 8.24 of this Agreement.

8.4          Guaranteed Recourse Obligations. The PE Contribution by Preferred Member and the obligations of Sponsor Member, Manager, Guarantor and the Company under this Agreement shall be non-recourse to the Sponsor Member, Manager, Company and Guarantor, as applicable, except as provided in Exhibit E or as set forth in any Guaranty executed and delivered by Guarantor in connection with this Agreement.

8.5          Insurance.

(a)          Notwithstanding that the Mortgage Loan may have been repaid or prepaid in full and at all times that the Unreturned Preferred Capital shall remain outstanding, the Company shall maintain the insurance required under the Mortgage Loan Documents approved by Preferred Member, including, without limitation, meeting all insurer requirements thereunder. In addition, the Company shall cause Preferred Member to be named as an additional named insured under each of the insurance policies described in the Mortgage Loan Documents.

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(b)          If at any time Preferred Member is not in receipt of written evidence that all insurance required under the Mortgage Loan Documents is in full force and effect, Preferred Member shall have the right, subject to the Mortgage Loan Documents, to take such action as Preferred Member deems necessary to protect its Interest, including, without limitation, the obtaining of such insurance coverage as Preferred Member in its sole discretion deems appropriate and all expenses incurred by Preferred Member in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Company to Preferred Member upon demand.

(c)          Casualty. If any Property shall sustain a casualty, the Company shall give prompt notice of such casualty to Preferred Member and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such casualty but subject in all events to the terms and conditions of the Mortgage Loan Documents.

(d)          Condemnation. The Company shall give Preferred Member prompt notice of any actual or threatened condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Preferred Member a copy of any and all papers served in connection with such proceedings. The Company shall, at its expense, diligently prosecute any such proceedings, and shall consult with Preferred Member, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any condemnation, the Company shall continue to pay the Preferred Return at the time and in the manner provided for its payment in this Agreement.

(e)          Restoration. Notwithstanding any provision in this Agreement to the contrary, all insurance proceeds and condemnation award will be made available to the Company in accordance with the Mortgage Loan Documents. In the event the Mortgage Loan has been paid in full and the Company receives any insurance proceeds or condemnation award, the Company shall apply such proceeds to the restoration of the Property or to the payment of the Preferred Return in accordance with this Agreement.

8.6          ERISA.

(a)          Not Plan Assets. So long as Unreturned Preferred Capital remains outstanding, Company shall not be a Plan and none of the assets of Company shall constitute Plan Assets.

(b)          Covenant(c) . Company further covenants and agrees to deliver to Preferred Member such certifications or other evidence from time to time, as requested by Preferred Member in its sole discretion and represents and covenants that (A) Company is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Company is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(1)          Equity interests in Company are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

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(2)          Less than twenty-five percent (25%) of each outstanding class of equity interests in Company are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(3)          Company qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

8.7          Affiliate Transactions. The Company shall not enter into, or be a party to, any agreement with an Affiliate, including any transaction with Sponsor Member, Guarantor or any of their respective Affiliates except this Agreement, the Property Management Agreement and otherwise as expressly approved by Preferred Member in writing, which approval may be subject to receipt of an agreement subordinating such Affiliate’s rights to payment to the rights to payment of the Preferred Member hereunder and pursuant to the other Definitive Documents pursuant to a subordination agreement acceptable to Preferred Member. Any Agreement with an Affiliate shall provide that if Sponsor Manager is removed as Manager in accordance with the terms hereof or the Preferred Member otherwise assumes the powers of the Sponsor Manager in accordance with the terms hereof, Preferred Member may, or may cause the Company to, immediately terminate any such agreement, without any penalty to the Company, and replace any such contract or agreement in its sole discretion. If any claim, litigation, arbitration or other dispute shall arise under any Agreement with an Affiliate, Preferred Member shall represent the Company in any negotiations, settlements or other actions involving such agreement.

8.8          Existence; Compliance with Legal Requirements. Company shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect the existence, rights, licenses, permits and franchises of Company, and comply, in all material respects, with all Legal Requirements applicable to it and the Property. There shall never be committed by Company or its Affiliates or anyone controlled by the Company its Affiliates or any parties acting at the direction of any of the foregoing any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Company’s obligations hereunder or pursuant to any of the Definitive Documents. Company hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Company shall at all times, maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Company shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.

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8.9          Taxes and Other Charges. Company shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Company shall furnish to Preferred Member receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Company shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Preferred Member, Company, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Change of Control Event has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Company is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Company shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Company shall furnish such security as may be required in the proceeding, or as may be requested by Preferred Member, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Preferred Member may apply such security or part thereof held by Preferred Member at any time when, in the judgment of Preferred Member, the validity or applicability of such Taxes or Other Charges are established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

8.10        Litigation. Company shall give prompt written notice to Preferred Member of any litigation or governmental proceedings pending or threatened against Company or the Property which might materially adversely affect the condition (financial or otherwise) or business of the Company or the Property.

8.11        Access to the Property. Company shall permit agents, representatives and employees of Preferred Member to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

8.12        Notice of Default. The Company shall promptly advise Preferred Member of any material adverse effect on the value of the Property or the Company’s financial condition, or of the occurrence of any Change of Control Event or any default under this Agreement, the Mortgage Loan Documents or the Definitive Documents of which the Company has knowledge.

8.13        Cooperate in Legal Proceedings. Company shall cooperate fully with Preferred Member with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Preferred Member hereunder or any rights obtained by Preferred Member under any of the other Definitive Documents and, in connection therewith, permit Preferred Member, at its election, to participate in any such proceedings.

8.14        Award and Insurance Benefits. Subject to the terms of Mortgage Loan Documents, the Company shall cooperate with Preferred Member in obtaining the benefits of any awards or insurance proceeds lawfully or equitably payable in connection with the Property, and subject to the terms of the Mortgage Loan, and Preferred Member shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Company of the expense of an appraisal on behalf of Preferred Member in case of Casualty or Condemnation affecting the Property or any part thereof) out of such award or insurance proceeds.

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8.15        Further Assurances. The Company shall, at the Company’s sole cost and expense, from time to time as reasonably requested by the Preferred Member, execute, acknowledge, record, register, file and/or deliver to the Preferred Member such other instruments, agreements, certificates and documents as the Preferred Member may reasonably request for the better and more effective carrying out of the intents and purposes of this Agreement and the other Definitive Documents and the transactions contemplated hereby and thereby in accordance with the Mortgage Loan Documents.

8.16        Perform Documents. The Company shall observe, perform and satisfy all of the terms provisions, covenants and conditions required to be observed, performed or satisfied by the Company in respect of this Agreement or the other Definitive Documents. The Company shall pay or cause to be paid when due all costs, fees and expenses to the extent required under this Agreement or the other Definitive Documents by the Company subject to all applicable notice, grace and cure periods therein

8.17        Leases. Upon request, the Company shall furnish the Preferred Member with executed copies of all Leases.

8.18        Patriot Act Compliance. The Sponsor Member and Sponsor Manager will use its good faith and commercially reasonable efforts to comply and cause the Company to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over the Company, including those relating to money laundering and terrorism. The Preferred Member shall have the right to audit the Company’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over the Company, including those relating to money laundering and terrorism. In the event that either the Company fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then the Preferred Member may, at its option, cause the Company to comply therewith and any and all costs and expenses incurred by the Preferred Member shall be reimbursed by the Company upon demand.

8.19        Preferred Interest Transactions. The Company, Sponsor Manager and the Sponsor Member shall reasonably cooperate with the Preferred Member in connection with the sale of the Preferred Member’s Preferred Interest in the Company or any part thereof, or the sale of a participation in the Preferred Member’s Preferred Interest in the Company or any part thereof as each may be permitted hereunder and in accordance with the Mortgage Loan Documents, which cooperation shall include (i) obtaining required approvals for any such transfers from Mortgage Lender, (ii) providing additional information regarding the Company or its Affiliates, the Sponsor Member or their Affiliates and the Property, including, without limitation, additional appraisals, environmental reports, engineering reports and similar due diligence materials, and updates, verifications and consents with respect to such materials that were delivered at closing, (iii) supplying such documentation, financial statements and reports, if any, that may be required to comply with U.S. federal securities laws and the laws of the State of Delaware, (iv) re-executing or making modifications to this Agreement and all other Definitive Documents or the organizational documents of the Company or any of its Affiliates or the Sponsor Member or any of its Affiliates, provided that no such modification, revision, additional documentation or other action in connection with such cooperation shall increase the obligations or decrease the rights of the Company, the Sponsor Member or Guarantor pursuant to the Definitive Documents, (v) revising existing opinions or supplying additional opinions, (vi) delivering tenant estoppel letters, subordination agreements or similar agreements, and (vii) participating (including senior management of the Company) in meetings and presentations to any prospective purchasers. The cost and expense of complying with this Section 8.19, including without limitation providing such additional documents or modifications to this Agreement and all other Definitive Documents, or other actions in connection with such cooperation (other than Sponsor Member’s or the Guarantor’s attorney’s fees), shall be borne solely by the Preferred Member.

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8.20        Liens. Other than the Permitted Encumbrances, the Company shall not create, incur, assume or permit to exist any Lien on its interest in the Property.

8.21        Embargoed Person. At all times throughout the term of this Agreement, including after giving effect to any Transfers permitted pursuant to this Agreement, (a) none of the funds or other assets of the Company, Sponsor Member, or Guarantor shall constitute property of, or shall be beneficially owned, directly or, to the relevant Person’s best knowledge, indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in the Company or Sponsor Member (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the preferred equity financing made by the Preferred Member would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in the Company or Sponsor Member with the result that the investment in Company or Sponsor Member (whether directly or indirectly), would be prohibited by law or the preferred equity financing would be in violation of law, and (c) none of the funds of Company or Sponsor Member or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Company or Sponsor Member (whether directly or indirectly), would be prohibited by law or the preferred equity financing would be in violation of law. A breach of the provisions of this Section 8.24 solely by Preferred Member (with respect to the PE Contribution) shall expressly not by itself constitute a breach of this Section 8.24 by the Company or the Sponsor Member.

8.22        Covenants of the Sponsor Member. The Sponsor Member hereby agrees and covenants with the Preferred Member that it will not withdraw or resign as Sponsor Member of the Company unless otherwise consented to by the Preferred Member in its sole discretion or such withdrawal or resignation is a transfer to Preferred Member in accordance with this Agreement.

8.23        Change of Control Events. A “Change of Control Event” shall mean any one or more of the following:

(a)          the Preferred Member’s Interest has not been redeemed pursuant to Article 8 by the Mandatory Redemption Date;

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(b)          the failure of the Company to pay, or cause to be paid, any monthly installment of Preferred Return or Required Principal Payment within five (5) days following any Payment Date or with respect to the Additional Principal True-Up Payment, on the applicable Determination Date (regardless of whether the Company has sufficient Distributable Cash to pay the Preferred Return, Required Principal Payment or Additional Principal True-Up Payment on such date) or with respect or any other sum required to be paid by the Company to Preferred Member hereunder, within five (5) days following the date same is due and payable (regardless of whether the Company has sufficient Distributable Cash to pay such amounts);

(c)          the Sponsor Member or Sponsor Manager is in default of any other obligation under this Agreement and such default or breach is not corrected within thirty (30) days after written notice thereof from the Preferred Member identifying the default with specificity; provided that if such default is not susceptible of cure within such thirty (30) day period, and the Sponsor Member or Sponsor Manager initiates such cure and diligently prosecutes such cure to completion, such grace period shall be extended for such time (not to exceed an additional sixty (60) days) as is reasonably necessary to allow the Sponsor Manager to effect such cure;

(d)          any default beyond any applicable notice and/or cure period by the Company or any Guarantor under the Mortgage Loan or the Mortgage Loan Documents;

(e)          any default beyond any applicable notice and/or cure period under any of the Definitive Documents;

(f)          any Transfer by the Sponsor Member in violation of the terms hereof;

(g)          The Company, Sponsor Member or Manager or any Guarantor shall (i) initiate proceedings of any nature under the federal Bankruptcy Code, or any similar state or federal law for the relief of debtors, (ii) make a general assignment for the benefit of creditors, (iii) have initiated against it a proceeding under any section or chapter of the federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, which proceeding is not dismissed or discharged within a period of sixty (60) days after the filing thereof, (iv) admit in writing its inability to pay its debts as they mature or to perform its obligations under this Agreement, (v) be the subject of an attachment or execution or other judicial seizure of all or any substantial part of its assets or of its Interest or any part thereof, which remains undismissed or undischarged for a period of sixty (60) days after levy thereof.

(h)          if any Taxes and Other Charges are not paid by the Company, or with respect to the Property, when due and payable;

(i)          if any representation or warranty made by the Company herein or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Preferred Member shall have been false or misleading in any material respect as of the date such representation or warranty was made;

(j)          if the Company fails in any material respects to comply with the provisions of Section 1.8, other than an unintentional non-material breach and such unintentional non-material breach is not reasonably expected to result in a subsequent consolidation of the Company with any other Person or entity;

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(k)          if the Company, Sponsor Member, Sponsor Manager, the Guarantor or any of their respective Affiliates has committed or engaged in, or been the subject of, any of the following acts, activities or events, unless such was caused solely by the Preferred Member:

(1)          fraud perpetrated in connection with the Property or under or in connection with this Agreement;

(2)          gross negligence, willful misconduct relating to the Company, the Manager and/or the Property, unless such was caused by the gross negligence or willful misconduct of Preferred Member; or

(3)          misappropriation of funds relating to the Company and/or the Property;

(l)          if the Company, Guarantor, Manager or any Member (other than Preferred Member) takes any Major Decision without receiving the required approval of Preferred Member hereunder and such decision has a material adverse affect on the Preferred Member, the Property or the Company, as determined by Preferred Member in its sole discretion and such decision, if susceptible to being cured (as determined by Preferred Member in its discretion), is not cured within the time frames provided in subsections 8.23(b) or (c) above, as applicable;

(m)          if one or more judgments, decrees or orders for the payment of money is rendered against any the Company, Manager or Guarantor in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), and such judgments, decrees or orders continue unsatisfied and in effect for a period of thirty (30) consecutive days following notice of such judgment, decree or order without being vacated, discharged, satisfied, stayed or bonded pending appeal;

(n)          if the Property becomes subject (i) to any lien not permitted pursuant to the Mortgage Loan Documents, or (ii) to any mechanic’s, materialman’s or other lien that is or is asserted to be superior to the lien of the Mortgage Loan Documents, and such lien shall remain undischarged (by payment, bonding, or otherwise) for thirty (30) days unless contested in accordance with the terms of the Mortgage Loan Documents;

(o)          if Sponsor Member fails to promptly provide Preferred Member with any material notice received by the Company with respect to the Mortgage Loan in accordance with Section 4.1 above;

(p)          if Guarantor or any Member (other than Preferred Member) is convicted of a felony involving a crime of moral turpitude, fraud or embezzlement;

(q)          if Sponsor Manager resigns from the Company in violation of this Agreement;

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(r)          the occurrence of a Sweep Event Period (as defined in the Mortgage Loan Agreement) under the Mortgage Loan; or

(t)          the failure of Manager to timely deliver the documentation and other information as and when required pursuant to Section 3.1(c) of this Agreement to calculate the Available Cash and/or Additional Principal True-Up Payment payable pursuant to Section 3.1(a)(3) of this Agreement.

8.24        Remedies. At any time that a Change of Control Event exists, Preferred Member may, in addition to any other rights or remedies available to it hereunder or under the other Definitive Documents, or at law or in equity, take such action, without notice or demand, as it reasonably deems advisable to protect and enforce its rights against the Company, Sponsor Member or Guarantor and in and to the Property or any one or more of them, including, but not limited to, the following actions, each of which may be pursued singly, concurrently or otherwise, at such time and in such order as Preferred Member may determine, in its sole discretion, without impairing or otherwise affecting any other rights and remedies of Preferred Member hereunder, at law or in equity:

(a)          Following a Change of Control Event, Preferred Member shall have the right, exercisable at any time upon twenty (20) Business Day’s notice to Sponsor Member of such Change of Control Event (WHICH NOTICE SHALL INCLUDE A STATEMENT THAT SPONSOR MEMBER SHALL BE DEEMED TO HAVE RESIGNED FROM THE COMPANY AND HAVE ITS CAPITAL ACCOUNT AND INTEREST IN THE COMPANY TRANSFERRED TO PREFERRED MEMBER IF SUCH CHANGE OF CONTROL EVENT IS NOT CURED WITHIN SUCH TWENTY (20) BUSINESS DAY PERIOD), and if such Change of Control Event is not cured within such twenty (20) Business Day period, to elect that the total Capital Contributions made by Sponsor Member as of such date be transferred to Preferred Member and, at Preferred Member’s option, the Sponsor Member shall be deemed to have resigned from the Company and shall cease to be a Member of the Company and shall have no further rights with respect to the Company, any distributions made by the Company, or the Property. Sponsor Member agrees to promptly and timely execute and deliver any such documents, instruments or certificates as Preferred Member or its designee may reasonably request to evidence such transfer. Solely for tax purposes, the redemption by the Preferred Member of the Sponsor Member shall be treated as a purchase by the Preferred Member of the Sponsor Member’s 100% limited liability company interest in the Company, and the parties hereto agree to report any such transaction consistent therewith. The Members agree that the remedy provisions set forth in this Section 8.24(a) is fair and equitable given the substantial damage and uncertainty that will be suffered by Preferred Member as result of a Change in Control Event and the difficulty in determining and mitigating such damage. Any and all transfer taxes or other taxes, third party costs and expenses payable or incurred by Preferred Member (including, without limitation, enforcement costs and expenses and reasonable attorney’s fees) in connection with the transactions and enforcement of the rights of Preferred Member contemplated by this Section 8.24(a) shall be the sole responsibility of the Sponsor Member.

(b)          Preferred Member may perform, or cause the performance of, any agreement the Company, Sponsor Member or Guarantor fails to perform under this Agreement or any other Definitive Document or the Mortgage Loan Documents, including a failure to pay real property taxes or insurance premiums with respect to the Property; or

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(c)          Subject to the terms of Section 8.1 above, require the Manager to cause the Company to immediately redeem the Preferred Member’s Interest as if such date were the Mandatory Redemption Date; or

(d)          Apply all amounts in any reserve account maintained by Preferred Member under this Agreement or any Definitive Document and any amounts from time to time in any cash management account, if any, maintained by Preferred Member toward redemption of all of Preferred Member’s Interest and all other amounts payable under this Agreement or any Definitive Documents.

Until such time as Sponsor Member has redeemed the Interest of Preferred Member in full and paid to Preferred Member all amounts due and payable to Preferred Member under this Agreement and the Definitive Documents, the Preferred Member shall not be required to elect among remedies and shall be entitled to exercise any or all remedies specified above or available at law or in equity and the Company hereby waives all fiduciary duties with respect to the Preferred Member’s exercise of such rights and remedies. All remedies, either under this Agreement, by law or as may otherwise be afforded to the Preferred Member, shall be cumulative.

In the event that the Sponsor Manager is removed as Manager of the Company by the Preferred Member pursuant to Section 4.6 and replaced with a successor manager and/or if Sponsor Member is removed as a Member in the Company pursuant to Section 8.24(a) above, the Manager and the company shall execute all documentation requested by Preferred Member (including the removal of Sponsor Manager or its officers from any bank signature cards and adding Preferred member to such accounts) or its manager and, if requested by Preferred member, cooperate in transferring all bank accounts of the Company to accounts under the control of the Preferred Member.

Notwithstanding anything contained in this Agreement or any of the Definitive Documents to the contrary, upon Preferred Member’s exercise of its rights under Section 8.24(a) and/or Section 4.6 above (such date, the “Exercise Date”), the amounts owed and payable to Preferred Member hereunder and the Guarantor’s obligations under the Guarantees and the Definitive Documents shall in no way be offset, reduced or mitigated by the value of the Property or any interest in the Property or any income, profit or gain realized by the Preferred Member from and after the Exercise Date from the operation, revenue, profit, income, proceeds or sale of the Property or any other source, it being understood and agreed by the Members that (i) the Definitive Documents and Guarantor’s obligations thereunder and hereunder shall remain in full force and effect from and after the Exercise Date and may only be satisfied, reduced or offset by payments of the Sponsor Member and/or Guarantor and/or from amounts applied on behalf of Sponsor Member under Section 8.27(d) hereof and (ii) Preferred Member shall not be required to mitigate damages or take any other action to reduce, collect or enforce the amounts payable hereunder to the Preferred Member.

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8.28      Administrative Agent. At the option of Preferred Member, the preferred interest of Preferred Member and its rights and obligations hereunder may be administered by a third party agent (the “Administrative Agent”) selected by Preferred Member and Preferred Member may delegate all or any portion of its responsibilities under this Agreement and the other Definitive Documents to the Administrative Agent pursuant to an agreement between Preferred Member and Administrative Agent (the “Administration Agreement”). Subject to Section 4.9, the Company shall pay in addition to the Preferred Return herein any reasonable fees that may be due to the Administrative Agent under the Administration Agreement and the costs of all reasonably necessary or appropriate property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) required under the Administration Agreement or that the Administrative Agent may otherwise require under the Administration Agreement, and such fees shall be included in the Annual Operating Budget.

8.29        Mortgage Loan Recognition Agreement. Each of the Members and the Manager hereby acknowledges that the Mortgage Lender and Preferred Member have entered into that certain Subordination Agreement, dated as of the date hereof (the “Mortgage Loan Subordination Agreement”), pursuant to which, among other things, each of Preferred Member and the Mortgage Lender (a) agreed to establish the relative rights, obligations and priorities with respect to the payment and collection of amounts owed to the Mortgage Lender pursuant to the Mortgage Loan Documents, on the one hand, and the payment and collection of amounts owed to Preferred Member under the Definitive Documents, on the other hand, and (b) acknowledges certain matters with respect to Preferred Member’s rights and remedies under the Definitive Documents, in each case as more fully set forth in the Mortgage Loan Subordination Agreement. Each of the Members and the Manager hereby agrees to provide its reasonable cooperation to cause the lender(s) providing any refinancing of the Mortgage Loan (as may be permitted under this Agreement) to enter into a recognition agreement with Preferred Member in form and substance substantially similar to the Mortgage Loan Subordination Agreement, unless otherwise mutually agreed to by Preferred Member and the Manager.

Article 9
DISSOLUTION OF COMPANY

9.1          Dissolution and Winding Up. The Company shall be dissolved, and its affairs shall be wound up, upon the first to occur of any of the following events (each, a “Dissolution Event”):

(a)          By the written consent of all the Members.

(b)          When required by a decree of judicial dissolution of the Company entered under the Act.

(c)          At any time there are no members of the Company, unless the Company is continued in accordance with the Act.

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9.2          Effect of Dissolution Event. Upon the occurrence of a Dissolution Event, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business but its separate existence shall continue for the purpose of winding up its affairs, prosecuting or defending actions by or against it in order to collect and discharge obligations, disposing of and conveying its property, and collecting and dividing its assets.

9.3          Responsibility for Winding Up. Upon dissolution of the Company, the affairs of the Company shall be wound up by the Manager.

9.4          Liquidation and Distribution. Notwithstanding anything herein to the contrary, the Person or Persons responsible for winding up the affairs of the Company pursuant to Section 9.3 shall take full account of the Company’s assets and liabilities, shall liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds (with non-cash items being valued at fair market value as reasonably determined by the Persons responsible for the winding up) in the following order:

(a)          To creditors of the Company, excluding Members who are creditors, in satisfaction of liabilities of the Company (whether by payment or the making of a reasonable provision for payment thereof); and

(b)          To creditors of the Company who are Members to the extent permitted by law; and

(c)          The remaining assets shall be distributed to the Members in accordance with Section 3.1(c). Such distribution shall be made after (i) the final allocations of Profits and Losses in connection with the dissolution of the Company and the liquidation of its assets have been made, and (ii) all such events, transactions and allocations have been fully reflected in the Members’ Capital Accounts as required by Treasury Regulation 1.704-1(b). Such distribution required by this Section 9.4(b) shall, to the fullest extent permitted by law, be made by the end of the Fiscal Year in which such dissolution occurs, or, if later, within ninety (90) days after the date of such dissolution, and shall otherwise comply with the requirements of Treasury Regulation 1.704-1(b). Distributions pursuant to this Section 9.4(c) may be made to a trust established for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager (other than those due to the occurrence of Change of Control Events by a Manager) arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Manager, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the Company is “liquidated” (as that term is defined in Treasury Regulation 1.704-1(b)(2)(ii)(g)) and any Member’s Capital Account (or, as the case may be, Capital Account of the Member whose Interest is “liquidated”) has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such “liquidation” occurs), such Member(s) shall not have a requirement to contribute to the capital of the Company in an amount necessary to restore such deficit balance to zero.

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9.5          Target Accounts. The tax allocation provisions of this Agreement are intended to produce, upon liquidation of the Company, final Capital Account balances that are at levels (“Target Accounts”) equal to the priority distributions that would occur if the liquidating proceeds were distributed pursuant to Section 3.1(a). To the extent that the tax allocation provisions of this Agreement would not produce the Target Accounts, the Members agree to take such actions, to the extent possible, as the Manager determines are necessary to amend such provisions to produce such Target Accounts. Notwithstanding the other provisions of this Agreement, allocations of Company gross income and deductions shall be made prospectively as necessary to produce such Target Accounts (and, to the extent such prospective allocations would not reach such result, the prior tax returns of the Company shall be amended, to the extent possible, to reallocate Company gross income and deductions to produce such Target Accounts).

9.6          Filing Certificate of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed with the Delaware Secretary of State in accordance with the Act.

9.7          No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not otherwise required by Section 9.1. This Agreement has been drawn carefully to provide fair treatment of all parties. Accordingly, except where the Manager has failed to liquidate the Company as required by this Article 9, each Member hereby waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. To the fullest extent permitted by law, damages for breach of this Section 9.7 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

9.8          Bankruptcy. Notwithstanding any other provision of this Agreement to the contrary, the bankruptcy (as defined in the Act) of a Member shall not cause such Member to cease to be a member of the company and upon the occurrence of such an event, the Company shall continue without dissolution.

Article 10
ALLOCATIONS AND TAX MATTERS

10.1        Allocations of Profits and Losses. For each Company taxable year or portion thereof, Profits and Losses shall be allocated solely to the Sponsor Member.

10.2        Accounting Principles, Tax Returns, and Tax Matters Partner.

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(a)          The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the cash method of accounting, and determined by the Manager, under a calendar year Fiscal Year, except as the Members unanimously approved otherwise.

(b)          The Manager shall cause the preparation and timely filing of all tax returns, if any, required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Manager shall retain copies of the such returns and the Company's financial statements for at least the three most recent Years which shall be open to the inspection, examination, copying and duplicating at reasonable times by the Members or their respective agents.

(c)          The Manager shall send or cause to be sent to the Members within sixty (60) days after the end of each taxable year such information including a final K-1 that is necessary for the Members to complete the federal and state income tax and information returns and a copy of the Company's federal, state and local income tax and information returns for that year.  If the Company has not received all information necessary to compile such information, the Company shall send, or cause to be sent, a draft K-1 within sixty (60) days after the end of each taxable year with a final K-1 to follow no later than 120 days after the end of each taxable year.

(d)          Sponsor Member is hereby designated as the initial Tax Matters Partner of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder. All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Partner.

(1)          During any income tax audit of the Company or other income tax controversy with any governmental agency, the Tax Matters Partner shall keep the Members informed of all material fact and developments on a timely basis, and shall consult with the Members at their request. The Tax Matters Partner shall take all actions necessary to cause each qualifying Member to be a “notice partner” within the meaning of Section 6231 (a)(8) of the Code and shall not enter into any settlement, agreement or waiver (including a waiver of an applicable statute of limitations) without the written consent of the Preferred Member if such Preferred Member may be affected by any such action.

(2)          All reasonable expenses incurred by the Tax Matters Partner with respect to any tax matter which does or may affect the Company, or any Member by reason of such Member’s association with the Company, including expenses incurred by the Tax Matters Partner acting in its capacity as Tax Matters Partner, in connection with Company-level administrative or judicial tax proceedings, but not including any matters that are particular to a Member because of such Member’s individual status or actions taken or omitted to be taken by such Member, and not including any matters or issues to which the Preferred Member has opted out or is otherwise not effected by, and not generally applicable to the Company or the Members, shall be paid for or reimbursed by the Company. If the Members are permitted by the Company or permitted under the Code to participate in Company-level administrative or judicial tax proceedings, the Company shall be responsible for all expenses incurred by them in connection with such participation. The cost of any adjustments to the Members and the cost of any resulting audits or adjustments of the Members’ tax returns will be borne solely by the Members and the cost of any adjustments to the Company and the cost of any resulting audits or adjustments of the Company’s tax returns will be borne solely by the Company.

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10.3        Special Tax Provisions. Notwithstanding any other provision of this Agreement to the contrary, the Members hereby agree that the PE Contribution funded by Preferred Member and the Preferred Return payable to Preferred Member shall be deemed to be characterized for all federal, state and local income tax purposes as equity from Preferred Member to the Company.  In connection with the foregoing, the Members hereby covenant and agree that, unless otherwise required by (x) a change in law that expressly applies to facts and circumstances substantially similar to the PE Contribution made by Preferred Member or (y) a final determination of a reviewing governmental authority which determination is binding on the Company and the Members, the Company and each Member shall report, for all federal, state and local income tax purposes, Preferred Member’s PE Contribution and Preferred Return in a manner consistent with the preceding sentence.  In connection with the foregoing and for the avoidance of doubt, the Members hereby acknowledge and agree that for federal, state and local income tax purposes, the Company shall be characterized as a partnership, and shall file any tax or other returns in a manner that is consistent with such characterization.

Article 11
MEMBER REPRESENTATIONS

11.1    As an inducement to the Preferred Member to enter into this Agreement, the Sponsor Member represents and warrants to the Preferred Member that the matters set forth in Exhibit C are true and correct in all material respects (except to the extent such matters are qualified by materiality or similar qualifiers, in which case such matters are true and correct in all respects as so qualified). An inducement to the Sponsor Member to enter into this Agreement, the Preferred Member makes the representations and warranties contained in Exhibit D.

11.2.   Each Member is acquiring the Interests for investment purposes for the Member’s own account only, and not with a view to or for sale in connection with any distribution of all or any part of the Interests.

11.3.   Each Member shall indemnify, hold harmless and defend the Company, the Manager, each and every Member, and any officers, directors, shareholders, partners, members, employees, accountants, agents, attorneys and control persons of any such Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of or arising from any misrepresentation, misstatement of facts or omission to represent or state facts made by the Member in this Article 11, against actual losses, liabilities, and third party expenses of the Company, the Manager, each and every Member, and any officers, directors, shareholders, partners, members, employees, attorneys, accountants, agents and control persons of any such Person (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred by such Person in connection with such action, suit, proceeding or the like.

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Article 12
MISCELLANEOUS PROVISIONS

12.1          Notices. Notwithstanding anything to the contrary in this Agreement, any notice, approval, consent, payment, request, instruction, order, determination, vote, decision, direction, demand, requirement, communication, or similar action or conduct required or permitted to be given to or by any Member under this Agreement shall be in writing, shall be sent via one of the following methods of delivery (provided; further; that as a condition to the effectiveness of each notice under this Agreement a copy of each such notice shall in addition to the following methods of delivery also be sent by e-mail to the e-mail addresses set forth on Exhibit A attached hereto) to the address set forth on Exhibit A, and shall be deemed to have been duly given, made, delivered, and received as of the date of actual delivery or if delivery is refused, then as of the date presented: (a) by personal delivery; (b) by Federal Express, UPS, DHL, United States Postal Service Express Mail, or other overnight delivery service that provides written confirmation of delivery and receipt; or (c) by certified U.S. Mail, return receipt requested, postage prepaid, or (d) by electronic transmission with confirmation of receipt, provided one of the other preceding methods of delivery are also used. Any Member may change its notice address(es) or add additional notice address(es) by notice to each other Member in accordance with the provisions of this Section 12.1. Notices given by counsel for any Member, on behalf of such Member, shall be deemed a valid notice under this Section 12.1 if addressed and sent in accordance with the provisions of this Section 12.1.

12.2          Jurisdiction and Venue. This Agreement is made in New York, New York. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in New York in any action on a claim arising out of, under, or in connection with this Agreement or the transactions contemplated by this Agreement. To the extent permitted by law, each Member further agrees that personal jurisdiction over such Member may be effected by service of process by registered or certified mail addressed as provided in Section 12.1, and that when so made shall be as if served upon such Member personally. To the extent permitted by law, the Members acknowledge that venue for any litigation under or with respect to this Agreement shall be in New York, New York. Each Member hereby waives any right to file any action with any court outside of New York, New York and (b) with respect to any action filed with a court in New York, New York, each Member hereby waives any right to seek to change venue.

12.3          Choice of Law. This Agreement, and the application or interpretation of this Agreement, shall be governed exclusively by its terms and by the internal laws of the State of Delaware, without regard to principles of conflict of laws. The rights and liabilities of the Manager and the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member or Manager are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

12.4        Complete Agreement. This Agreement constitutes the complete and exclusive statement of agreement among the Members, in their capacities as such, with respect to the subject matter herein and replaces and supersedes all prior written and oral agreements or statements by and between the Members, in their capacities as such, or any of them. Each Exhibit to this Agreement is incorporated by reference and made a part of this Agreement.

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12.5        Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have (if any) to maintain any action for partition with respect any Company property.

12.6        Amendments. Except as otherwise expressly permitted hereunder, this Agreement may be amended only by the unanimous approval of the Members.

12.7        Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

12.8        Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, to the fullest extent permitted by law, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

12.9        Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

12.10      Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall, to the fullest extent permitted by law, not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

12.11      Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

12.12      Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

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12.13      Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement confers any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, the Manager and any Indemnitee, and nothing in this Agreement relieves or discharges the obligation or liability of any third person to any party to this Agreement or gives any third person any right of subrogation or action over or against any party to this Agreement. Without limiting the foregoing, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective heirs, successors, and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement.

12.14      Signer’s Warranty. Each individual executing this Agreement on behalf of an Entity hereby represents and warrants to the other parties that (a) such individual has been duly and validly authorized to execute and deliver this Agreement and any and all other documents contemplated by this Agreement on behalf of such Entity; and (b) this Agreement and all documents executed by such individual on behalf of such Entity pursuant to this Agreement are and will be duly authorized, executed and delivered by such entity.

12.15      Confidentiality. Manager and Sponsor Member agree to maintain the confidentiality of Preferred Member’s investment in the Company and the terms of this Agreement, and each further agrees not to disclose any information regarding the involvement of Preferred Member or its Affiliates in this transaction to any Person other than: (a) its employees, agents and advisors who are directly involved in the consideration of this matter; (b) to subscribing and potential investors, Mortgage Lender and their advisors who agree to keep such materials confidential; and (c) as disclosure may be compelled in a judicial or administrative proceeding or as otherwise required by law. Sponsor Member and Manager will in any case inform each of the foregoing persons of the confidentiality requirements of this Agreement and their duty to comply with its terms.

12.16      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Executed counterparts delivered by electronic transmission are due evidence of a Member’s execution and delivery of this Agreement.

12.17      REIT Compliance Provisions. The parties hereto acknowledge that the direct or indirect parent of the Preferred Member ("Parent") has elected to be treated, and intends to qualify and to remain qualified, as a real estate investment trust ("REIT") for United Stated federal income tax purposes. The Sponsor Member shall make available to the Preferred Member and Parent, on a timely basis, such information as is reasonably requested by the Preferred Member or Parent to enable Parent to monitor and ensure its compliance with the REIT qualification requirements insofar as they relate to the Preferred Member's investment in the Company, including, without limitation, information regarding the nature and amount of the Company's gross assets, and Sponsor Member shall cause a due diligence questionnaire, in a form provided by Preferred Member, to be completed or updated upon request by the Preferred Member or Parent. Notwithstanding Section 10.3, but subject to the next sentence of this Section 12.17, the Sponsor Member shall cause the Company to operate in a manner, taking into account any operations conducted through lower-tier entities, such that, at all times on and after the Effective Date (i) the Company would satisfy each of the asset tests set forth in Section 856(c) of the Code, determined as if the Company were a corporation for Federal income tax purposes, and (ii) the Company does not directly or indirectly operate or manage a lodging facility or a health care facility, within the meaning of Section 856(l) of the Code. Clause (i) of the preceding sentence shall be applied without regard to any gains that the Company may derive from dealer activity, or from "prohibited transactions" within the meaning of Section 857(b)(6) of the Code.

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Executed as of the Effective Date.

“Sponsor Member”

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	United Realty Trust Incorporated, a Maryland corporation, its general partner

	By:	/s/ United Realty Trust Incorporated
Name: United Realty Trust Incorporated
Title:

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“Preferred Member”	ARBOR- Myrtle Beach PE LLC, a Delaware limited liability company

	By:	Arbor Realty SR, Inc., a Maryland corporation, its sole member

		By:	/s/ Arbor Realty SR, Inc.
Name: Arbor Realty SR, Inc.
Title:

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“Special Member”

/s/ Barry Funt
BARRY FUNT

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EXHIBIT A

NAMES, ADDRESSES, AND CAPITAL CONTRIBUTIONS, OF MEMBERS

Name and Address of Members	Contribution	Common Capital Contribution

Sponsor Member	$2,000,000	$2,000,000

Preferred Member	$2,100,000	$2,100,000

NOTICE PROVISIONS

Sponsor Member:

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P.
60 Broad Street
34th Floor
New York, NY 10004
Attention: Jacob Frydman

With a required copy to:

Nelson Mullins Riley & Scarborough LLP

Bank of America Corporate Center
42nd Floor
100 North Tryon Street
Charlotte, NC 28202
Attention: Shane Gunter, Esq.
Email: shane.gunter@nelsonmullins.com

Preferred Member:

Preferred Member:              ARBOR- Myrtle Beach PE LLC

333 Earle Ovington Boulevard, Suite 900

Uniondale, New York 11553

Attention: William Connolly, Esq.

Email: wconnolly@arbor.com

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With a required copy to:

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Carol Joseph, Esq.

Email: Cjoseph@blankrome.com

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EXHIBIT B

GLOSSARY OF CERTAIN DEFINED TERMS

Except as otherwise stated in this Agreement, the terms defined in this Section shall for the purposes of this Agreement have the meanings herein specified.

“Act” has the meaning set forth in Section 1.1.

“Additional Principal True-Up Payment” means an amount, in each case as determined by Preferred Member in its sole discretion, (i) during the period from and after the Effective Date until the first anniversary of the Effective Date, equal to the excess, if any of (x) fifty percent (50%) of the aggregate Available Cash for the Determination Period immediately prior to the applicable Determination Date over (y) $48,000 and (ii) during the period from and after the first anniversary of the Effective Date until the Mandatory Redemption Date, equal to the excess, if any, of (x) all Available Cash for the Determination Period immediately prior to the applicable Determination Date over (y) $48,000.

“Adjusted Capital Account Balance” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(1)          Increase such balance by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate (second to last) sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5) (i.e., minimum gain); and

(2)          Decrease such balance by such Member’s share of the items described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulation 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Agent” is defined in Section 8.28.

“Administrative Agreement” is defined in Section 8.28.

“Affiliate” or “affiliate” means, when used with reference to a specified Person, (a) any Person who directly or indirectly controls, is controlled by or is under control with the specified Person, (b) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity, (c) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of ten percent (10%) or more of any class of equity securities, and (d) any relative of the specified Person.

Exhibit B-1

“Agreement” means this Limited Liability Company Agreement, as may be amended from time to time. This Agreement is a limited liability company agreement within the meaning of the Act.

“Annual Capital Budget” has the meaning set forth in Section 4.2.

“Annual Operating Budget” has the meaning set forth in Section 4.2.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Assignment and Subordination of Management Agreement” means that certain Assignment and Subordination of Management Agreement executed by the Company and Property Manager in favor of Preferred Member dated as of the Effective Date.

“Available Cash” means for a Determination Period, the aggregate operating income and/or any other proceeds from any source derived directly or indirectly from the ownership and/or operation of the Property available for distribution after retention and/or application by the Company or Mortgage Lender of all amounts (including any reserves) payable under the Mortgage Loan Documents and attributable to such Determination Period, less (i) all Preferred Return payments required to be paid by the Company to Preferred Member in accordance with this Agreement and attributable to such Determination Period, (ii) any other amounts required to be deposited by the Company in Reserves pursuant to the terms of this Agreement during such Determination Period and (iii) Property operating expenses for such Determination Period approved by Preferred Member in the Annual Operating Budget.

“Budget” shall mean the budget for the Property approved by the Mortgage Lender and the Preferred Member and which are attached hereto as Exhibit G.

“Budget Impasse” has the meaning set forth in Section 4.2.

“Business Day” means any day excluding a Saturday, Sunday and any other day during which there is no scheduled trading on the New York Stock Exchange.

“Capital Account” means an account which shall be maintained for the Sponsor Member in accordance with Treasury Regulation 1.704-1(b)(2)(iv).

“Capital Contribution” of a Member means the total cumulative amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by a Member (net of any liabilities to which the contributed property is subject). Any reference in this Agreement to the Capital Contribution of a current Member shall include the Capital Contribution previously made by any predecessors in interest of such Member.

“Capital Proceeds” means the sum of (a) net proceeds received by the Company from a Major Capital Event and (b) any reduction in Reserves previously established from a Capital Event, the proceeds of which are received by the Company, less the sum of (x) all costs and expenses incurred in connection therewith, (y) the principal and interest on any indebtedness of the Company which is then required to be and is paid, in whole or part, with such proceeds, and any other disbursements to be paid from such proceeds to a lender of the Company or with respect to the development, repair, maintenance or operation of the Property, including the proceeds of condemnation or settlement of insurance claims that are used in the repair or restoration of the Property and (z) any Reserves therefrom established in accordance with this Agreement.

Exhibit B-2

“Certificate of Formation” means the Certificate of Formation of the Company as filed with the Department of State of the State of Delaware on January 27, 2014, as amended from time to time.

“Change of Control Event” has the meaning set forth in Section 8.23.

“Closing” means the closing of the funding of the Mortgage Loan on May 21, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” refers to the Delaware limited liability company created under this Agreement and by the Certificate of Formation pursuant to the Act with the name UNITED 945 82ND PARKWAY FEE, LLC.

“Common Capital Contribution” means all Capital Contributions made by Sponsor Member under this Agreement.

“Definitive Documents” means this Agreement, the Assignment and Subordination of Management Agreement, the Guaranty of Recourse Obligations, the Environmental Indemnity Agreement, and the Payment Guaranty.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

“Determination Date” has the meaning given to it in Section 3.1(c).

“Determination Period” means the trailing three (3) month period ending on the first day of the month in which the Determination Date occurs (For illustrative purposes only, if the Determination Date is September 15, 2014, the Determination Period shall include the entire June, July and August of 2014 and end on September 1, 2014).

“Distributable Cash” means, cash distributed to the Company or cash available to the Company for distribution from the operations of the Company or the Property (including any forfeited security deposits) to the extent not required pursuant to the Mortgage Loan to be paid to any lender or deposited into reserve accounts established thereunder or hereunder; provided, Distributable Cash shall exclude Capital Contributions.

Exhibit B-3

“Dissolution Event” has the meaning ascribed to in Section 9.1 of this Agreement.

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Embargoed Person” has the meaning set forth in Section 8.21.

“Emergency Expenses” means an expense that is necessary to prevent imminent damage to structural support of any portion of the Property, imminent bodily injury to persons in the immediate vicinity of the Property or material physical damage to any portion of the Property or substantial, imminent economic loss the Property (including, without limitation, any expense necessary to prevent any tenant’s right to offset rent arising pursuant to any lease at the Property), including, without limitation, any civil and/or criminal penalties that have been imposed in connection with such Emergency Expense.

“Environmental Indemnity” means that certain Hazardous Materials Indemnity Agreement, dated the date hereof, jointly and severally by the Company and the Guarantor, as indemnitors, in favor of the Preferred Member.

“Environmental Law” shall have the meaning set forth for such term in the Environmental Indemnity.

“Entity” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business or statutory trust, cooperative, association or any other entity or Person that is not a natural person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“First Payment Date” means July 6, 2014.

“Fiscal Year” means the Company’s fiscal year, which shall begin on January 1 of each year and end on December 31 of each year (with the exception of the short Fiscal Year beginning on the Effective Date and ending December 31, 2015, and any tax year ending on an earlier date in the event of the liquidation of the Company).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

Exhibit B-4

“Gross Asset Value” means, with respect to any asset, the adjusted basis of the asset for federal income tax purposes, except as follows:

(1)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value, as reasonably determined by the contributing Member and the Company.

(2)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Manager, as of the following times:

(a)          the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(b)          the distribution by the Company to a Member of more than a de minimis amount of Company Property or money in consideration for an Interest in the Company if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(c)          the grant of an interest in the Company (other than a di minimus interest) as consideration for the provision of service to or for the benefit of the Company (it being agreed that services to Company Affiliates are for the benefit of the Company); and

(d)          notwithstanding anything in subclause (b) above to the contrary, on the liquidation of the Company within the meaning of Treasury Regulation 1.704-1(b)(2)(ii)(g).

provided however, that in the case of clauses (a), (b) and (c) no adjustment shall be made if the Manager reasonably determines such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members within the meaning of Treasury Regulations Section 1.704.1(b)(2)(ii)(g).

(3)          The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Manager and the distributee Member.

(4)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (1) or (2) above of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Guarantor” means Jacob Frydman.

“Guaranty” or “Guarantees” shall mean individually and collectively, the Guaranty of Recourse Obligations, the Environmental Indemnity Agreement, and the Payment Guaranty, each executed by Guarantor, dated the date hereof and delivered to Preferred Member in connection with this Agreement.

Exhibit B-5

“Guaranty of Recourse Obligations” means that certain Guaranty (of Recourse Provisions), dated the date hereof from Guarantor to Preferred Member.

“Interest” or “Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to vote and to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“IRS” refers to the Internal Revenue Service.

“Late Fee” has the meaning set forth in Section 3.1(e).

“Lease” means any lease, sublease, license, concession or other agreement, written or oral, now in effect or hereafter entered into pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, license, concession or other agreement entered into in connection with such lease, sublease, license, concession or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to the Company, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lockbox Account” has the meaning ascribed to in Section 5.5(b) of this Agreement.

“Major Capital Event” means (i) the sale, exchange, condemnation, casualty loss or other disposition (whether voluntary or involuntary) of the Property, but specifically excluding dispositions of personal property and equipment in the ordinary course of business, or (ii) recovery of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), or (iii) net proceeds (if any) from the placement of mortgage debt financing upon the Company’s Property.

“Major Decision” is defined in Section 6.2.

“Manager” means any Person who is designated in Section 4.1 of this Agreement as Sponsor Manager, or has become a Manager pursuant to the terms of this Agreement (including with limitation, a replacement Manager appointed by Preferred Member in accordance with Section 4.6 of this Agreement), each in its capacity as a manager of the Company.

Exhibit B-6

“Management Agreement” means each written agreement between the Company (or any Subsidiary) and the Property Manager, pursuant to which the Property Manager agrees to manage the Property or any portion thereof, which agreements and all amendments thereto and all replacement management agreements shall be subject to prior written approval of the Preferred Member (which approval may be granted or withheld by the Preferred Member in its sole and absolute discretion).

“Management Fees” has the meaning ascribed to in Section 4.12(a) of this Agreement.

“Mandatory Redemption Date” means the earlier to occur of (i) the maturity date of the Mortgage Loan (or sooner acceleration or payoff thereof) or (ii) June 6, 2024.

“Members” is defined in the Preamble to this Agreement.

“Mortgage Lender” is defined in Section 1.7.

“Mortgage Loan” is defined in Section 1.7.

“Mortgage Loan Agreement” means that certain Loan Agreement, dated as of the Effective Date by and between the Company and Mortgage Lender, as same may be amended from time to time in accordance with the terms of this Agreement.

“Mortgage Loan Documents” is defined in Section 1.7.

“Necessary Expenses” means expenses required (a) to be incurred and paid in order to cure or prevent an imminent (as determined by Preferred Member in its reasonable discretion) event of default under the Mortgage Loan Documents or any other financing, (b) to pay Emergency Expenses, (c) to pay real estate taxes, utility expenses and insurance premiums with respect to the Property and all other amounts that the Company is contractually obligated to pay.

“Parent” has the meaning ascribed to it in Section 12.17 of this Agreement.

“Patriot Act” means USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001.

“Payment Date” has the meaning set forth in Section 3.1(a).

“Payment Guaranty” means that certain Guaranty (of Payment), dated the date hereof from Guarantor to Preferred Member.

“PE Contribution(s)” means all Capital Contributions made by Preferred Member under this Agreement.

“Permitted Encumbrances” means, collectively, (a) the liens and security interests created by the Mortgage Loans, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof provided to Preferred Member on or prior to the date hereof, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, and (d) such other title and survey exceptions as the Preferred Member has approved or may approve in writing in the Preferred Member’s sole but good faith discretion.

Exhibit B-7

“Permitted Transfer” is defined in Section 7.2.

“Person” refers to an individual, partnership, trust, estate, association, corporation, pension, profit sharing or other employee benefit plan, or other entity, as well as guardian, trustee, executor, administrator, committee, trustee in bankruptcy, receiver, assignee for the benefit of creditors, conservator or other Person acting in a fiduciary capacity.

“Policies” means all insurance policies obtained, in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Preferred Member, issued by financially sound and responsible insurance companies authorized or admitted to do business in the state in which the applicable Property is located.

“Preferred Member” is defined in the Preamble to this Agreement.

“Preferred Return” means, for any Preferred Return Period, an amount equal to the interest which accrues during that Preferred Return Period on the Unreturned Preferred Capital (as it may be reduced from time to time) at a rate equal to the Preferred Return Rate.  The Preferred Return shall be compounded monthly, deemed to accrue each day and shall be computed by multiplying the actual number of days in such period by the applicable daily rate based on a 360-day year.

“Preferred Return Period” means the period commencing on the sixth (6th) day of each calendar month and ending on the fifth (5th) day of the following calendar month; provided, however, that the first Preferred Return Period shall commence on the Effective Date and end on the fifth (5th) day of the calendar month following the month in which such first Preferred Return Period commenced.

“Preferred Return Rate” means Fifteen Percent (15%) per annum. Notwithstanding the foregoing, following a Change of Control Event the Preferred Return Rate shall be increased to 24% for so long as such Change of Control Event shall exist. In no event shall the Preferred Return Rate be greater than the maximum amount allowed by law.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(1)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses as if it were taxable income;

(2)          Any expenditures of the Company described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(i), shall be taken into account in computing such taxable income or loss as if they were deductible items;

Exhibit B-8

(3)          Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(4)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the book value of Company property, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

(5)          Any items which are specifically allocated pursuant to pursuant to a Section 754 election, a recharacterization of a guaranteed payment as a distribution, a qualified income offset, minimum gain chargeback, nonrecourse deduction special allocation or a gross income allocation shall not be taken into account in computing Profits or Losses.

(6)          Notwithstanding anything in this Agreement to the contrary, Profits and Losses shall be adjusted as necessary to ensure compliance with Treasury Regulation 1.704-1(b) or other applicable Treasury Regulations.

“Property” is defined in Section 1.3 and as the context requires, includes all related personal property or other assets of the Company.

“Property Management Agreement” means that certain Property Management Agreement dated as of May 21, 2014 by and between the Company and URA PROPERTY MANAGEMENT LLC.

“REIT” has the meaning ascribed to it in Section 12.17 of this Agreement.

“Redemption Right Date” has the meaning given to it in Section 8.3.

“Redemption Right Notice” has the meaning given to it in Section 8.3.

“Required Principal Payment” means an amount equal to $16,000 per month.

“Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Manager to provide for capital expenditures, contingent or unforeseen liabilities or obligations of the Company, maturing obligations, working capital, to pay taxes, insurance, debt service, repairs, improvements, replacements or renewals, fluctuations in cash flow, and for other costs or expenses incident to the operation of the Company and the Property, in accordance with the terms of this Agreement.

“Security Instrument” means that certain Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the Effective Date, executed and delivered by Company as security for the Mortgage Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

Exhibit B-9

“Sponsor Member” is defined in the Preamble to this Agreement.

“Sponsor Manager” is defined in Section 4.1 to this Agreement.

“Target Accounts” is defined in Section 9.5.

“Taxes and Other Charges” means all taxes (including, without limitation, all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed prior to the expiration of the Mandatory Redemption Date), ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property and/or any rent (including all interest and penalties thereon), which at any time prior to, during or in respect of the terms hereof may be assessed or imposed on or in respect of or be a lien upon (a) the Company (including, without limitation, all franchise, single business or other taxes imposed on the Company for the privilege of doing business in the jurisdiction in which the Property is located), (b) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property, or any part thereof, or the leasing or use of the Property, or any part thereof, or the acquisition or financing of the acquisition of the Property, or any part thereof, by the Company.

“Tax Matters Partner” refers initially to Sponsor Member so long as it is a Manager, and thereafter Preferred Member.

“Title Insurance Policy” means, individually and collectively as the context may require, those certain title insurance policies insuring Company’s title to the Property as delivered to and approved by Preferred Member on or before the date hereof.

“Transfer” is defined in Section 7.1.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, as published and in force as of the date hereof, and corresponding provisions of succeeding Regulations.

“Unreturned Preferred Capital” means the positive balance (not reduced below zero) of PE Contributions less distributions to Preferred Member under Section 3.1(a)(3) and Section 3.1(b)(2).

Exhibit B-10

EXHIBIT C

Representations and Warranties of the Company to Preferred Member

The Sponsor Member hereby represents and warrants that the following are true and correct as of the date hereof:

(a)          Organization.

(i)          The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own their assets and conduct their business, and are duly qualified in all jurisdictions in which the failure to so qualify as a result of the ownership or lease of their property or the conduct of their business would result in a material adverse effect on the Company and the Company has taken all necessary action to authorize the execution, delivery and performance of the Definitive Documents to which it is a party, and have the power and authority to execute, deliver and perform under this Agreement and the other Definitive Documents to which it is a party and all the transactions contemplated hereby and thereby. The Sponsor Member has delivered or caused to be delivered to the Preferred Member all organizational documents of the Company and Manager, which organizational documents are in full force and effect and have not been amended or modified.

(ii)          Except as expressly disclosed to Preferred Member in writing, no other Person has, directly or indirectly, any ownership or other equity, profits, voting or other comparable interest of any kind or nature in the Company in any form, including the following: (A) any option or other contractual right to acquire any direct or indirect ownership or equity interest in the Company, (B) any right to receive or participate in profits or distributions from the Company or Sponsor Member, or (C) any right to vote, control or otherwise participate in or direct the management or control of the Company.

(b)          Proceedings. This Agreement and the Definitive Documents constitute legal, valid and binding obligations of the Company, Guarantor or Sponsor Member, as applicable, enforceable against the Company, Sponsor Member or Guarantor, as applicable, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          No Conflicts. The execution, delivery and performance by the Company and Guarantor of the Definitive Documents to which the Company or Guarantor is a party will not conflict with any provision of any law or regulation to which the Company is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound, or any order or decree applicable to the Company, or result in the creation or imposition of any lien on any of the Company’s assets or property.

Exhibit C-1

(d)          Litigation. Except as otherwise disclosed to Preferred Member in writing prior to the date hereof, there is no action, suit, proceeding or investigation pending or, to the Sponsor Member’s knowledge, threatened against the Company, Sponsor Member, Guarantor or the Property in any court or by or before any other Governmental Authority which, if adversely determined, could reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of the Company (including the ability of the Company to carry out its obligations under the Definitive Documents) or the condition or ownership of the Property, and, to the knowledge of the Company, (i) there is no lawsuit pending against the Company alleging fraud against them or misappropriation of funds by them and (ii) there is no criminal investigation or indictment pending against the Company.

(e)          Agreements. None of the Company, Guarantor or Sponsor Member is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Company, Guarantor, or the Property or might have consequences that would adversely affect the Company’s performance under the Definitive Documents or Company’s obligations pursuant to their organizational documents. The Company is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound, except as previously disclosed to Preferred Member in writing. The Company has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or the Property is otherwise bound, other than any obligations permitted pursuant to the Definitive Documents or the Mortgage Loan Documents.

(f)          Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by the Company of, or compliance by the Company with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by the Company.

(g)          Title. The Company has good, marketable and insurable fee simple title to the Property free and clear of all liens whatsoever except the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property. None of the Permitted Encumbrances, individually or in the aggregate, (i) materially and adversely affects the value of any individual Property or the Property as a whole, (ii) impairs the use or operations of any individual Property, or (iii) impairs the Company’s ability to perform its obligations in a timely manner.

(h)          No Plan Assets. As of the date hereof and throughout the term of this Agreement, (i) the Company is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of the Company constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) the Company is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with the Company are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

Exhibit C-2

(i)          Compliance. The Company and the Property and, to the Sponsor Member’s knowledge, the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. To the Sponsor Member’s knowledge, the Company is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of the Company or the Property. The Company has not committed any act which may give any Governmental Authority the right to cause the Company to forfeit any of its interest in any portion of the Property. The Property is used or will be used exclusively for medical offices and other appurtenant and related uses. To the Sponsor Member’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of the Company, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

(j)          Financial Information. To the Sponsor Member’s knowledge, all financial data, including without limitation the statements of cash flow and income and operating expense, that have been delivered to the Preferred Member by the Company in respect of the Company, Guarantor, the Sponsor Member and/or the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Sponsor Member, Guarantor and/or the Property as of the date of such reports, and (iii) have been prepared in accordance with the income tax method of accounting or GAAP throughout the periods covered, except as disclosed therein. The Company has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Company and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of the Company or the Property from that set forth in said financial statements.

(k)          Condemnation. No condemnation or other proceeding has been commenced or, to the Company’s knowledge is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(l)          Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses or will have upon the completion of the development and/or construction of the Property. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Exhibit C-3

(m)          Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(n)          Assessments. To the Sponsor Member’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(o)          Enforceability. This Agreement and the other Definitive Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Company, and the Company has not asserted any right of rescission, set-off, counterclaim or defense with respect to this Agreement or any of the other Definitive Documents.

(p)          Issuance; Seniority of the Membership Interests of Preferred Member. The preferred interest of Preferred Member has been duly authorized and approved and, when issued to the Preferred Member in accordance with this Agreement, will be validly issued, fully paid and nonassessable. None of the Company’s other Membership Interests are pari passu or senior in right to the Membership Interests of the Preferred Member as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution and winding up of the Company.

(q)          Insurance. The Company has obtained and has delivered to the Preferred Member original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, unless disclosed to Preferred Member in writing and no Person, including the Company has done, by act or omission, anything which would impair the coverage of any of the Policies.

(r)          Licenses. All permits and approvals, including without limitation, certificates of occupancy, required by any Governmental Authority for the use, occupancy and/or operation of the Property in the manner described herein have been obtained and are in full force and effect or will be obtained upon the completion of the development and/or construction of the Property.

(s)          Flood Zone. The Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area: Zone X.

(t)          INTENTIONALLY DELETED.

Exhibit C-4

(u)          Boundaries. To the Company’s knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the surveys received by Preferred Member on or prior to the date hereof and insured against by the Title Insurance Policy.

(v)          Leases. Except as set forth on the rent roll delivered to Preferred Member prior to Closing, the Property is not subject to any leases or occupancy agreements..

(w)          Filing and Recording Taxes. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or under the Mortgage Loan Documents or are insured against by the Title Insurance Policy.

(x)          Special Purpose. The Company complies with the Special Purpose Entity Requirements under Section 1.8 hereof in all material respects and has compiled with the Special Purpose Entity Requirements in all material respects since its formation.

(y)          Tax Filings.

(i)          Unless not required to file tax returns, the Company has timely filed with the appropriate taxing authorities all federal, state, local and foreign returns, reports and declarations (including, without limitation, information returns) in respect of Taxes required to be filed through the date hereof. All of the Company’s and Sponsor Member’s are, and the information contained therein is, complete and accurate in all material respects. The Company has not requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any federal, state, local or foreign Taxes.

(ii)          All Taxes of the Company shown to be due on any federal, state, local or foreign return, if any, filed for all periods ending on or prior to the date of this Agreement have been paid. No Liens for Taxes exist against the Membership Interests of Preferred Member or any equity interest of the Company or, Sponsor Member or any other Member. The Company has, within the time and manner prescribed by applicable law, rules and regulations, withheld and paid over to the proper taxing or other Governmental Authorities all Taxes attributable to their operations required to be withheld or paid over. There are no material deficiencies for Taxes of the Company claimed, proposed or assessed by any taxing or other Governmental Authorities against the Company that have not yet been fully and finally resolved and, if such resolution required payment of any Taxes, such payment has been made. There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes of the Company and there are no matters under discussion with any taxing or other Governmental Authorities with respect to Taxes that could be expected to result in a material additional amount of Taxes payable by the Company.

(iii)          The Company is not a party to or bound by any tax sharing agreement. The Company has not requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority, that would materially impact the amount of Taxes (if any) due by the Company after the date of this Agreement.

Exhibit C-5

(iv)          There is no power of attorney granted by the Company relating to Taxes that is currently in effect.

(z)          Solvency. The Company has not entered into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud any creditor. The Company has received reasonably equivalent value in exchange for its obligations under this Agreement. The fair saleable value of the Company’s assets exceeds and will, immediately following the consummation of the transactions contemplated hereby, exceed the Company’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The Company’s assets do not and, immediately following the consummation of the transactions contemplated hereby will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Company does not intend to, or believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Company and the amounts to be payable on or in respect of the obligations of the Company).

(aa)         No Bankruptcy Filing. No petition in bankruptcy has been filed against the Company, and the Company has not ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. The Company is not contemplating either the filing of a petition by it under the state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties. The Company has no knowledge of any Person contemplating the filing of any such petition against the Company.

(bb)         Organizational Chart. The organizational chart delivered to Preferred Member prior to the Closing relating to the Company and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. Jacob Frydman is (a) the sole trustee of Jacob Frydman 2000 Irrevocable Trust and (b) the sole manager of the JF URTI LLC.

(cc)         Compliance with Anti-Money Laundering Laws. The Company is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(dd)         Bank Holding Company. The Company is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Exhibit C-6

(ee)        No Casualty. To the Company’s knowledge, the Improvements have suffered no casualty or damage which has not been or is not being fully repaired and the cost thereof fully paid.

(ff)         Purchase Options. Except as set forth in that certain Deed recorded in the Office of the Register of deeds for Horry County, South Carolina in Deed Book 1853 at Page 1260, neither the Property nor any part thereof are subject to any purchase options or other similar rights in favor of third parties.

(gg)        Foreign Person. The Company is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act, Sections 1445 or 7701 of the Code or any similar law requiring disclosure or withholding with respect to a “foreign person” (as such term is used in the Code).

(hh)        PUHCA. The Company is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company”, all as defined in the Public Utility Holding Company Act of 1935, as amended.

(ii)          Investment Company Act. The Company is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(jj)          Use of Property. As of the date hereof, the Property is used exclusively for multifamily housing purposes and other appurtenant and related uses.

(kk)        No Indebtedness. Except as permitted under Section 1.8(h) hereof, the Company does not have any indebtedness.

(ll)          Contracts. The Company is not a party to and is not bound by any oral or written agreement, contract or understanding other than the Mortgage Loan Documents, pursuant the Definitive Documents, the Management Agreement and those certain other agreements as listed below:

Type of Agreement	Company Name	Date

See Schedule attached

(mm)         Full and Accurate Disclosure. No statement of fact made by the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein not misleading. There is no material fact presently known to the Company which has not been disclosed to the Preferred Member which adversely affects, nor as far as the Company can reasonably foresee, might materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of the Company, other than with regard to market risk inherent in projecting future operations.

Exhibit C-7

(nn)         Other Obligations and Liabilities. Company has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on the Company. The Company has no known contingent liabilities.

(oo)         Investment by Guarantor. The members of Sponsor Member have invested not less than $2,000,000.00 in cash contributions to the Company which has been used by the Sponsor Member for its Common Capital Contributions under this Agreement.

(pp)         No Other Transactions. Except for this Agreement and the other Definitive Documents and the Approved Construction Contract, there are no transactions between the Company and any officer, director, shareholder, partner, member, manager or principal of the Company or any Affiliate controlled by the Company pursuant to which the Company shall have any obligation or liability whatsoever to any such person.

(qq)         Loan Documents. The Company has delivered or caused to be delivered to the Preferred Member copies of all of the Mortgage Loan Documents and all other loan documents associated therewith, which copies are true, correct and complete copies of such documents.

Exhibit C-8

Exhibit D
Representations and Warranties of the Preferred Member

A.          The Preferred Member is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority and legal right to be a Member of the Company and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

B.          No consent of any third party is required as a condition to the entering into of this Agreement by the Preferred Member other than such consent as has been previously obtained.

C.          The execution and delivery of this Agreement has been duly authorized and executed by the Preferred Member and this Agreement constitutes the valid and binding obligation and agreement of the Preferred Member, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor’s rights generally, and to limitations imposed by general principals of equity).

D.          Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Preferred Member pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Preferred Member may be party or by which it or they or any of its properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

E.          Except as in each instance previously disclosed to the Manager in writing, there are no judgments presently outstanding and unsatisfied against the Preferred Member or any of its assets and neither the Preferred Member nor any of its assets is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on the Preferred Member or the Company and no such material judgment, litigation or proceeding is, to the best of the Preferred Member’s knowledge, threatened against the Preferred Member or any of its facilities, and to the best of the Preferred Member’s knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

F.          No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by the Preferred Member of this Agreement or the taking of any action thereby contemplated, which has not been obtained, other than any such order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority required in connection with the ownership or the development of the Property or with the other operations of the Company.

Exhibit D-1

H.          None of the Preferred Member or any of its underlying beneficial owners have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other anti-money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder (collectively, the “Patriot Act”), or any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (ii) in contravention of Executive Order No. 13224 issued by the President of the United States on September 24, 2001 (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Executive Order 13224”) or (iii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, OFAC, Financial Action Task Force, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time.

I.          None of the Preferred Member or any of its underlying beneficial owners is or will be a person or entity (i) that is listed in the Annex to or is otherwise subject to the provisions of Execute Order 13224, (ii) whose name appears on OFAC’s most current list of “Specifically Designed Nationals and Blocked Persons,” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in Executive Order 13224, or (iv) who has been associated with or is otherwise affiliated with any entity or person listed above.

Exhibit D-2

EXHIBIT E

NON-RECOURSE EXCEPTIONS

(a)          Except as otherwise provided herein or in the other Definitive Documents, Preferred Member shall not enforce the liability and obligation of Company, Sponsor Member, Manager or Guarantor to perform and observe the obligations contained herein or the other Definitive Documents by any action or proceeding wherein a money judgment shall be sought against the Company, except that Preferred Member may bring an action for specific performance or other appropriate action or proceeding to enable Preferred Member to enforce and realize upon this Agreement, the other Definitive Documents, and any other collateral given to Preferred Member created herein and the other Definitive Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Company only to the extent of Company’s interest in the Property and in any other collateral given to Preferred Member. Preferred Member, by entering into this Agreement and accepting the other Definitive Documents, agrees that it shall not, except as otherwise expressly provided in any Definitive Document and in Subsections (b) and (c) below, sue for, seek or demand any deficiency judgment against the Company in any such action or proceeding, under or by reason of or under or in connection with this Agreement or the other Definitive Documents. The provisions of this Exhibit E shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement or the other Definitive Documents; (ii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, and the Payment Guaranty and Recourse Guaranty), master lease or similar instrument made in connection with this Exhibit E or the Definitive Documents; (iii) impair the right of Preferred Member to obtain the appointment of a receiver; or (iv) impair the right of Preferred Member to obtain a monetary judgment against Company if necessary to obtain any Insurance Proceeds or Awards to which Preferred Member would otherwise be entitled under the terms of any Definitive Document or any provision herein; provided however, Preferred Member shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards. Except as expressly provided in any Definitive Document or any provision herein, Preferred Member and its successors and assigns shall look solely to Company’s interest in the Property, all rights, estates and interests now or at any time hereafter securing the payment and performance of the obligations of Company herein and in the other Definitive Documents for the payment of any claim or for any performance in connection with any Definitive Document or any provision herein.

Exhibit E-1

(b)          Notwithstanding the provisions of this Exhibit E or the Agreement to the contrary, the Company, Sponsor Member, Manager and Guarantor shall be personally liable to Preferred Member for the losses it actually incurs due to: (i) the misapplication by Sponsor Member, the Company or Guarantor (or at such Person’s direction) or any of their respective Affiliates of monies held in or paid out from any account (including any reserve or escrow) maintained under this Agreement or the Definitive Documents, (ii) the Company’s, Guarantor’s or Sponsor Member’s misapplication or misappropriation of rents received by the Company in violation of the Definitive Documents after the occurrence and during the continuance of a Change of Control Event, (iii) wrongful removal or destruction of property constituting the Property or any intentional waste of the Property by the Company, Sponsor Member, Guarantor or any of their respective Affiliates, (iv) any Legal Requirement (including the Racketeer Influenced and Corrupt Organization Act (“RICO”)) mandating the forfeiture by the Company of the Property, or any portion thereof, because of the conduct or purported conduct of criminal activity by the Company, Sponsor Member, Guarantor or any respective Affiliate thereof in connection therewith, (vi) any failure of the Company to comply with or any breach of any of the provisions of Section 1.8, (vii) any damage or destruction of the Property or any part thereof due to fire or other casualty to the extent not covered by insurance required hereunder but only to the extent the same would have been covered by insurance if the Company had obtained and maintained the insurance coverage required hereunder or under the Mortgage Loan Documents, (ix) the cost of enforcement of any of Preferred Member’s rights or remedies hereunder or under each of the Definitive Documents or costs incurred in any bankruptcy or similar proceeding which may be brought by or against the Company or Sponsor Member; (x) the placement of any involuntary lien on the Property in violation of this Agreement or any of the Definitive Documents; (xi) removal or disposal of all or any portion of the Property other than in accordance with the terms of the Definitive Documents; (xii) application of any law resulting in the forfeiture by the Company of any or all of its property, including the Property; (xiii) gross negligence, willful misconduct or criminal acts by the Company, Sponsor Member, Guarantor of any of their respective Affiliates; (xiv) the exercise of any right or remedy under any federal, state or local forfeiture laws resulting in the loss or impairment of any security interest granted under this Agreement or the Definitive Documents, or the priority thereof, against the assets subject to such security interest as a result of the acts or intentional omissions of the Company, Sponsor Member, Guarantor and any of their respective Affiliates; (xv) if the Company incurs any indebtedness or obligations in violations of the terms of this Agreement; (xvi) any lien which has been placed on the Property is not then bonded over or discharged by the Company or Guarantor within 90 days after the lien was first recorded on title, provided that the Property has generated sufficient funds to pay the same; (xvii) any material misrepresentation, miscertification or breach of warranty by Sponsor Member, Guarantor or any of their respective Affiliates with respect to any representation, warranty or certification contained in this Agreement or any of the Definitive Agreements or in any document, certificate or report provided under, pursuant to or in connection therewith, or otherwise to induce Preferred Member to make the PE Contribution, or any advance thereof, or to release monies from any account held by Preferred Member (including any reserve or escrow) or to take other action with respect to collateral for the PE Contribution or (xviv) the misapplication, misappropriation or conversion by the Company, Sponsor Member, Guarantor or any of their respective Affiliates of (i) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, and (ii) any awards or other amounts received in connection with the condemnation of all or a portion of the Property and (iii) any rents or (xviii) the Company or Sponsor Member performing any action which is a Major Decision without Preferred Member’s requisite consent in accordance with Section 6.2 hereof, (ixx) the PE Contribution is deemed to be equity for tax purposes as a result of the action or inaction of the Sponsor Member, Guarantor or Manager, which action or inaction is inconsistent with the provisions and express intent of this Agreement, (xx) the failure of the Manager to cause the Company to timely pay the Additional Principal True-Up Payment to Preferred Member, as and when payable under this Agreement or (xxi) the Company or Preferred Member incurring any transfer taxes or other taxes that results from any action or omission by any of the Manager, the Sponsor Members, the Company or any Guarantor that was not either (i) expressly authorized by the terms and provisions of this Agreement or (ii) previously approved by Preferred Member in writing (provided, however, that notwithstanding the foregoing, the Company shall not be liable for losses incurred by Preferred Member pursuant to this clause (xxi)).

Exhibit E-2

(c)          Notwithstanding the foregoing, the agreement of Preferred Member not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (A) if the first full monthly payment of Preferred Return and Required Principal Payment payable hereunder is not paid when due, (B) if Sponsor Member fails to obtain Preferred Member or Mortgage Lender’s prior written consent to any subordinate financing or other voluntary lien encumbering the Property, (C) upon any transfer in violation of the terms of Section 7.1 hereof occurs, (D) if a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding is commenced to adjudicate the Company, the Sponsor Member or any Guarantor a bankrupt or insolvent, (E) if an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law is commenced against the Company, the Sponsor Member, any Guarantor or any other case or proceeding seeking to adjudicate the Company, the Sponsor Member, any Guarantor a bankrupt or insolvent (unless such case or proceeding is commenced by Preferred Member) unless such case or proceeding is discharged, stayed or dismissed within sixty (60) days but only if the Company, Sponsor Member or Guarantor has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to and colluded in the filing of such proceeding, (F) if Sponsor Member, Guarantor or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Preferred Member under or in connection with this Agreement or any of the other Definitive Documents, contests or interferes, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Preferred Member, (G) in the event of any fraud or breach of trust by Sponsor Member or Guarantor or any Affiliate thereof, including, by reason of any claim under RICO, (H) if the Company shall fail to comply with the Special Purpose Entity Requirements under Section 1.8 hereof and such failure shall cause the Company to be deemed consolidated under any bankruptcy or insolvency proceeding with any other entity or (I) if the Sponsor Members fail to reimburse Preferred Member for the full amount of all transfer taxes or other taxes, third party costs and expenses payable or incurred by Preferred Member or the Company (including, without limitation, enforcement costs and expenses and reasonable attorney’s fees) in connection with the transactions and enforcement of the rights of Preferred Member contemplated by Section 8.24 within ten (10) days after demand by Preferred Member therefor or (J) if the Mortgage Loan Documents are modified or amended without the prior consent of the Preferred Member.

(d)          Nothing herein shall be deemed to be a waiver of any right which Preferred Member may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full Unreturned Preferred Capital and other amounts owing to Preferred Member hereunder and under the other Definitive Documents or to require that all collateral shall continue to secure the Unreturned Preferred Capital and all other amounts owing to Preferred Member hereunder in accordance with this Agreement and the other Definitive Documents.

Exhibit E-3

(e)          Nothing contained herein shall impair, release or otherwise adversely affect: (a) any lien, assignment or security interest created by the Definitive Documents; (b) any indemnity, personal guaranty, master lease or similar instrument now or hereafter made in connection herewith (including, without limitation, the Environmental Indemnity); (c) the Preferred Member’s right to name the Company or Sponsor Member as a defendant in any action for specific performance or otherwise to enable the Preferred Member to enforce obligations under the Definitive Documents or to realize upon the Preferred Member’s interest in any collateral given to the Preferred Member as security hereunder or (d) the Preferred Member’s right to a judgment against the Company or the Sponsor Member if necessary to enforce any guaranty or indemnity provided in connection herewith or to obtain any Insurance Proceeds or Awards to which the Preferred Member would otherwise be entitled under the Definitive Documents; provided, however, that any judgment obtained against the Sponsor Member shall, except to the extent otherwise expressly provided in this Exhibit, be enforceable against the Sponsor Member only to the extent of the Sponsor Member’s interest in the Company and performance of the Sponsor Member’s obligations under the Definitive Documents.

(f)          Nothing contained in herein shall be deemed a waiver of any right which the Preferred Member may have under the Bankruptcy Code or applicable law to protect and pursue its rights under the Agreement including, without limitation, its rights under Sections 506(a) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Unreturned Preferred Capital or to require that the collateral continues to secure all of the indebtedness owing to the Preferred Member under the Definitive Documents.

(g)          Notwithstanding anything herein to the contrary, Sponsor Member or Manager shall have no liability under this Exhibit E for any matters that (i) are attributable solely to the actions of Preferred Member and (ii) first arise following a Change of Control Event and the exercise by Preferred Member of its remedies under Section 4.6 and/or 8.24(a) of this Agreement.

Exhibit E-4

EXHIBIT F

BUDGET

SEE ATTACHED

Exhibit F-1

SCHEDULE 1

Mortgage Loan Documents

(each dated of even date herewith unless otherwise noted)

(a)	Promissory Note made by the Company to Mortgage Lender in the principal amount of $10,300,000.00 and dated as of the date hereof;

(b)	Loan Agreement made by and between Company and Mortgage Lender with respect to the Mortgage Loan and dated as of the date hereof;

(c)	Mortgage, Assignment of Leases and Rents and Security Agreement given by the Company to Mortgage Lender and dated as of the date hereof;

(d)	Assignment of Leases and Rents given by Company to Mortgage Lender and dated as of the date hereof;

(e)	Environmental Indemnity Agreement made by Company and Jacob Frydman for the benefit of Mortgage Lender and dated as of the date hereof;

(f)	Assignment of Management Agreement and Subordination of Management Fees by and among Company, Mortgage Lender and URA Property Management LLC (“Manager”) and dated as of the date hereof;

(g)	Cash Management Agreement by and among Company, Mortgage Lender and Manager and dated as of the date hereof;

(h)	Deposit Account Control Agreement by and between Company, Mortgage Lender and Wells Fargo Bank, National Association and dated as of the date hereof.

(i)	Borrower’s Closing Certificate by the Company in favor of Mortgage Lender.

(j)	Title Company Escrow Agreement between Mortgage Lender, Company and the Title Company.

(k)	Financing Statements from the Company in favor of Mortgage Lender

(l)	Disbursement Authorization from Company in favor of Mortgage Lender.

Schedule 1-1

SCHEDULE 2

List of Service Contracts

See attached

Schedule 2-1